SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

NET PERCEPTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

common stock, par value $.0001 per share.

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The amount and value of the cash and/or other property to be distributed to stockholders as a result of the proposed liquidation is unknown. A range of potential amounts which might be distributed to stockholders was presented to registrant’s board of directors, and the fee is based on the lower end of the range which is $11,500,000.

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

                           $930

☑	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (An initial fee of $752 was due and paid when the initial preliminary proxy statement was filed on November 4, 2003. Since then the transaction value has increased, resulting in a total fee of $930. However, when the initial fee was paid, the fee was incorrectly calculated and $2,300 was in fact paid.)

(1)	Amount Previously Paid:

                           $752

(2)	Form, Schedule or Registration Statement No.:

                           Schedule 14A

(3)	Filing Party:

                           Net Perceptions, Inc.

(4)	Date Filed:

                           November 4, 2003

February [     ], 2004

Dear Fellow Stockholder:

     On behalf of the board of directors and management of Net Perceptions, Inc., we cordially invite you to attend a special meeting of stockholders at the Company’s headquarters located at 7700 France Avenue South, Edina, Minnesota. The meeting will be held at 10:00 a.m. Central Standard Time on                   , 2004. At the meeting we will:

•	consider and vote on a proposal to approve and adopt a plan of complete liquidation and dissolution of the Company; and

•	transact any other business that properly comes before the meeting.

     In determining to approve and adopt the plan of liquidation on October 21, 2003, our board of directors carefully reviewed and considered the terms and conditions of the plan of liquidation and the transactions contemplated by the plan of liquidation as well as other alternatives available to us. Despite devoting substantial time, effort and resources, we had not been successful in identifying a buyer or strategic partner willing to firmly commit to acquire us on financial and other terms which the board viewed as reasonably likely to provide greater realizable value to our stockholders than the complete liquidation and dissolution of the Company in accordance with the plan of liquidation. The board determined that our liquidation and dissolution in accordance with the plan of liquidation would minimize further erosion of stockholder value from continued net losses, and that liquidating distributions pursuant to the plan of liquidation, including possible distributions of potential cash proceeds from sales, licenses or other dispositions of our intellectual property and other assets, would provide the maximum realizable value available to stockholders.

     Following adoption by our board of directors on October 21, 2003 of the plan of liquidation, we have received, and with the assistance of Candlewood Partners, LLC, which we retained as our financial advisor, our board of directors has reviewed and carefully considered, various additional acquisition proposals including Obsidian Enterprises, Inc.’s unsolicited exchange offer. Our board has also reviewed and carefully considered a liquidation analysis prepared by Candlewood which reflects estimated liquidating distributions to stockholders of $0.41 to $0.45 per share or $41 to $45 for each 100 shares. On December 30, 2003, our board unanimously determined that, in the absence of a definitive agreement to acquire the Company on terms which the board believes would provide substantial transaction certainty and higher realizable value to stockholders than liquidation and dissolution in accordance with the plan of liquidation, we should proceed with the plan of liquidation. Accordingly, the board reaffirmed the plan of liquidation and its recommendation that stockholders vote in favor of the plan. In light of the continuing interest expressed by various parties in a possible acquisition of the Company, on January 9, 2004, we publicly announced procedures for the submission of best and final acquisition proposals. Our board of directors subsequently carefully considered and reviewed with Candlewood and our outside legal counsel the proposals that were properly submitted in response to this announcement and determined that implementation of the plan of liquidation, rather than pursuing and entering into any of such transactions, is the course most likely to obtain the highest value reasonably available to stockholders. These developments, as well as the plan of liquidation and Candlewood’s liquidation analysis, are described more fully in the enclosed proxy statement. Our board of directors recommends that you consider the enclosed materials carefully.

     Our board of directors has unanimously adopted the proposed plan of liquidation and recommends that stockholders vote for the plan of liquidation by marking the enclosed proxy card “FOR” the proposal and returning the proxy card in the accompanying postage-paid envelope. The affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote will be required to approve and adopt the proposed plan of liquidation and thus to complete the liquidation and dissolution of the Company. Your participation is extremely important, and your early response will be greatly appreciated.

     Whether or not you plan to attend the special meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

Sincerely,

Thomas M. Donnelly
President

NET PERCEPTIONS, INC.

7700 France Avenue South
Edina, MN 55435

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2004

       NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Net Perceptions, Inc., a Delaware corporation, will be held on                     , 2004, at 10:00 a.m. Central Standard Time, at the Company’s headquarters located at 7700 France Avenue South, Edina, Minnesota, to consider and vote upon the following proposals:

•	To approve and adopt the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Exhibit A attached to the accompanying proxy statement.

•	To transact such other business as may properly come before the meeting and any adjournments thereof.

      The board of directors has fixed the close of business Tuesday, January 13, 2004, as the record date for determining stockholders entitled to receive notice of and to vote at the special meeting (or any adjournment or postponement of the meeting). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting.

      WE INVITE YOU TO ATTEND THE SPECIAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By Order of the Board of Directors

/s/ TERESA J. DERY

Teresa J. Dery, Secretary

Edina, Minnesota

February [          ], 2004

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSED PLAN OF LIQUIDATION	1
SUMMARY	6
CERTAIN RISKS RELATING TO THE PLAN OF LIQUIDATION	9
FORWARD-LOOKING STATEMENTS	12
PROPOSAL TO APPROVE THE PLAN OF LIQUIDATION	12
General	12
Background of and Reasons for the Plan	13
Company Background	13
Review of Alternatives Through October 21, 2003	14
Reasons for Adopting the Plan of Liquidation on October 21, 2003	19
Developments Since Adoption of the Plan of Liquidation	19
Summary of Liquidation Analysis	31
Opinion of Candlewood Partners	33
Interests of Directors and Officers in the Plan of Liquidation	39
THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION	40
Dissolution Under Delaware Law	40
Description of the Plan of Liquidation	41
Intellectual Property Sale and License Agreements	43
Reporting Requirements	43
Certain Contingent Liabilities	44
Final Record Date	45
Stock Options	45
Absence of Appraisal Rights	45
Regulatory Approvals	45
Certain Federal Income Tax Consequences	46
Liquidating Trust	47
Vote Required and Board Recommendation	47
Selected Consolidated Financial and Operating Data	47
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
OTHER MATTERS	49
Class Action Lawsuit	49
Proxy Solicitation	49
Delivery of Proxy Materials and Annual Report to Households	49
Stockholder Proposals for the 2004 Annual Meeting of Stockholders if the Plan of Liquidation is Not Approved and Adopted	50
Where You Can Find More Information	50
ANNEX A — PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF
NET PERCEPTIONS, INC	A-1
ANNEX B — OPINION OF CANDLEWOOD PARTNERS, LLC	B-1

NET PERCEPTIONS, INC.

7700 France Avenue South
Edina, MN 55435

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
To Be Held on                         , 2004

       This proxy statement is furnished in connection with the solicitation on behalf of our board of directors of proxies to be used at a special meeting of our stockholders to be held at the Company’s headquarters which are located at 7700 France Avenue South, Edina Minnesota 55435, on                     , 2004, at 10:00 a.m. Central Standard Time, and all adjournments of the meeting. Our phone number at our headquarters is (952) 842-5000.

      The accompanying Notice of Meeting and this proxy statement are first being mailed to our stockholders on or about                     , 2004.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED

PLAN OF LIQUIDATION

What is the Purpose of the Special Meeting?

      At the special meeting, stockholders will consider and vote on a proposal to approve and adopt the Plan of Complete Liquidation and Dissolution approved by the board of directors, substantially in the form attached hereto as Annex A, referred to herein as the “plan of liquidation”.

How Does the Board of Directors Recommend I Vote on the Proposal?

      Our board of directors recommends that you vote FOR approval and adoption of the plan of liquidation (see page 47).

How Much Can Stockholders Expect to Receive if the Plan of Liquidation is Approved and Adopted at the Special Meeting and When Can They Expect to Receive Distributions?

      Based on the liquidation analysis prepared by Candlewood Partners, LLC, or Candlewood (see pages 31 to 33), our financial advisor, we estimate that total liquidating distributions to stockholders will range from approximately $0.41 to $0.45 per share, or approximately $41 to $45 for each 100 shares. However, the amount of liquidating distributions is subject to many uncertainties, including the receipt by us of amounts payable pursuant to the patent portfolio sale agreement and the non-exclusive source code license agreement described in the paragraph immediately below, what it will cost to settle our liabilities, the amount, if any, of payments that must be made by us in connection with our current lawsuits to the extent not covered by insurance, whether any new contingent claims arise, and the amount of unreimbursed professional fees and expenses of attorneys, financial advisors and accountants. A number of these uncertainties may also affect the timing of liquidating distributions following the initial cash distribution, which, as described in the second succeeding paragraph below, we currently plan to make promptly after stockholder approval and adoption of the plan of liquidation.

      We have entered into an agreement to sell our patent portfolio for $1.8 million, as well as a non-exclusive source code license agreement whereby we will receive cash payments of $325,000 and the licensee has agreed to make additional cash payments to us totaling $75,000 in exchange for certain consulting and support services. Consummation of the patent portfolio sale is subject to stockholder approval, as part of the plan of liquidation or otherwise.

      At the meeting on December 30, 2003 at which our board of directors reaffirmed and determined to proceed with the plan of liquidation, the board also unanimously concluded that, assuming there were no developments, events or circumstances which would result in an adverse change to the results of Candlewood’s liquidation analysis, and assuming the cash consideration payable under the patent portfolio sale agreement and the source code license agreement referred to above is received by the Company as reflected in Candlewood’s liquidation analysis, an initial cash distribution estimated to be approximately $0.40 per share could be made to stockholders shortly after stockholder approval and adoption of the plan of liquidation. This amount was determined as a prudent estimated initial distribution amount in light of the possibility that the actual amount of various liabilities and expenses, including, in particular, legal and financial advisory fees and expenses associated with the purported class action lawsuit described under “Other Matters — Class Action Lawsuit” (see page 49), Obsidian’s unsolicited exchange offer and the Securities and Exchange Commission (SEC) review process with respect to this proxy statement, might exceed the estimates therefore set forth in Candlewood’s liquidation analysis, in an effort to reduce any possible future liability of stockholders with respect to liquidating distributions. Following stockholder approval and adoption of the plan of liquidation, our board will review and consider whether there have been any developments, events or circumstances which would change the results of Candlewood’s liquidation analysis such that the low end of the estimated range of liquidating distributions decreases below $0.41 per share, thereby making it imprudent to make an initial cash distribution of $0.40 per share. In this event, the board will make the maximum distribution which, in the exercise of its business judgment, it determines to be prudent in light of the Company’s actual and contingent liabilities, which we expect will be an amount that is $0.01 less than the revised low end of the estimated range of liquidating distributions.

      We currently plan to make the initial cash distribution promptly after stockholder approval and adoption of the plan of liquidation. While the amount of the initial cash distribution is necessarily subject to the assumptions described above, if the plan of liquidation is approved and adopted by stockholders, we are currently not aware of any contingencies or future events that would delay the making of an initial cash distribution promptly after such stockholder approval, other than a restraining order or injunction. The purported class action lawsuit referred to above seeks to enjoin the convening of the special meeting to vote on the plan of liquidation. The complaint in that action could be amended, or other litigation could be initiated, to seek to restrain or enjoin the making of the initial or other cash distributions if the plan of liquidation is approved and adopted by stockholders. We expect to distribute any remaining available cash, minus an amount for appropriate reserves for liabilities and expenses, within three to six months after stockholder approval of the plan of liquidation. We expect to make a final liquidating distribution of any remaining cash as soon as possible thereafter and in any event at the time we complete the wind up of our affairs.

Who Is Entitled to Vote?

      The record date for the special meeting is January 13, 2004. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting. At the close of business on the record date there were 28,145,338 shares of common stock outstanding.

What If My Shares Are Held in “Street Name” by a Broker?

      If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be permitted to vote your shares with respect to the plan of liquidation and a “broker non-vote” will occur, which will have the same effect as a vote against the proposal.

How Do I Vote?

      You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States. If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet. You may vote in person at the meeting. If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of our common stock on January 13, 2004, the record date for voting at the meeting.

May I Change My Vote After I Submit My Proxy?

      Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to our Secretary prior to the meeting; or

•	voting in person at the meeting.

What If I Do Not Specify How My Shares Are to be Voted?

      If you submit an executed proxy but do not indicate how your shares are to be voted, your shares will be voted FOR approval and adoption of the plan of liquidation.

What Is Required for a Quorum?

      A majority of our outstanding shares must be present in person or by proxy in order for there to be a quorum. Proxies marked as abstentions and any broker non-votes (shares held by brokers which are represented at the meeting but with respect to which the broker is not empowered to vote on a particular proposal) will be included as shares present for purposes of determining whether or not there is a quorum. Under our bylaws, the chairman of the meeting has the power to adjourn the meeting for any purpose, including to solicit additional proxies in the event that there are not sufficient votes to approve the plan of liquidation, whether or not a quorum is present.

How Many Votes Are Required to Authorize and Approve the Plan of Liquidation?

      Approval and adoption of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of our current board of directors and our executive officers who held as of the record date, an aggregate of 1,795,790 shares of common stock (approximately 6% of the outstanding shares of common stock as of the record date) have indicated that they will vote all of their shares FOR approval and adoption of the plan of liquidation.

      If a stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against approval and adoption of the plan of liquidation. Also, as noted above, if your broker holds your shares in its name, absent instructions from you, your broker may not vote your shares on the proposal to approve and adopt the plan of liquidation and a “broker non-vote” will occur, which will have the effect of a vote against approval and adoption of the plan of liquidation.

What Will Happen If the Plan of Liquidation is Not Approved?

      If the plan of liquidation is not adopted and approved by our stockholders, our board of directors will continue to explore what, if any, alternatives are then available for the future of the Company.

Can I Still Sell My Shares?

      Our common stock is currently listed on the Nasdaq National Market and currently you may sell your shares on this trading market. However, we are subject to financial and market-related tests and various qualitative standards established by Nasdaq to maintain our listing on the Nasdaq National Market. On

October 15, 2003, the Nasdaq Stock Market notified us by letter that we had failed to maintain the $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market and that, if compliance with this requirement could not be demonstrated by April 12, 2004, we would be notified that our common stock would be delisted from the Nasdaq National Market. Since September 2, 2003, the payment date for the special cash distribution to our stockholders of $1.50 per share, our common stock has not closed over $0.54 per share, and we do not expect to be able to again meet the $1.00 minimum bid price requirement for continued inclusion on the Nasdaq National Market. We may also be delisted if we fail to meet Nasdaq National Market’s other quantitative listing requirements or its qualitative standards. If the plan of liquidation and dissolution is approved, we plan to promptly file a certificate of dissolution with the Secretary of State of Delaware and to close our stock transfer books as of that date. You will not be able to sell or otherwise transfer your stock (except by will, intestate succession or operation of law) after our stock transfer books are closed.

What Will Happen to Obsidian’s Exchange Offer if the Plan of Liquidation is Approved Prior to the Expiration of the Exchange Offer?

      Obsidian Enterprises, Inc. has a pending exchange offer to exchange two shares of Obsidian common stock (according to Obsidian’s Schedule TO, as amended, filed with the SEC, 1/25 of a share of Obsidian common stock after a one-for-fifty reverse stock split effective for holders of record of Obsidian common stock at January 23, 2004) for each share of our common stock. The initial expiration date of the exchange offer is presently February 20, 2004. If the plan of liquidation is approved by our stockholders and we file a certificate of dissolution with the Secretary of State of the State of Delaware before the acceptance by Obsidian of shares tendered as of the expiration date of its exchange offer, any such tendered shares will not be exchanged for shares of Obsidian common stock because shares of our common stock will not be transferable after we file the certificate of dissolution.

What Will Happen if Obsidian Accepts Tendered Net Perceptions Shares Pursuant to its Exchange Offer Prior to the Stockholder Meeting to Vote on the Plan of Liquidation?

      Obsidian’s exchange offer is conditioned on shares of our common stock having been validly tendered and not withdrawn representing at least 51% of our outstanding shares of common stock on a fully diluted basis. If this condition is met and holders of record of our common stock as of January 13, 2004, the record date for stockholders entitled to notice of and to vote at the special meeting, have validly tendered to Obsidian and not withdrawn shares of our common stock representing a majority of our shares of common stock outstanding as of that date, and the special meeting is held after Obsidian accepts the tendered shares, then pursuant to the proxies which are given by tendering stockholders as a term of such tenders, Obsidian will have enough votes to control the outcome of the vote at the special meeting.

What Does the Board of Directors Recommend that I Do in Response to Obsidian’s Exchange Offer?

      Our board of directors recommends that you NOT tender your shares pursuant to Obsidian’s exchange offer, and that you vote for approval and adoption of the plan of liquidation. This recommendation was made in a Solicitation/ Recommendation Statement on Schedule 14D-9 which was filed with the SEC on December 31, 2003 and has been mailed to our stockholders. We urge you to read the Schedule 14D-9 carefully.

What Do Stockholders Need to do Now?

      After carefully reading and considering the information contained in this proxy statement, each stockholder should complete and sign the enclosed proxy card and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting.

Who Can Help Answer Questions?

      If you have any additional questions about the proposed plan of liquidation or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact our president at (952) 842-5400. Our public filings, including our Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to Obsidian’s exchange offer, can also be accessed at the SEC’s web site at www.sec.gov.

SUMMARY

      This summary highlights information from this proxy statement that we believe is the most important information to be considered by stockholders in determining how to vote on the plan of liquidation described in this proxy statement. This summary may not contain all of the information that is important to you, and we encourage you to read this proxy statement in its entirety. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information appearing elsewhere in this proxy statement. We have included references to other portions of this proxy statement to direct you to a more complete description of the topics presented in this summary.

Proposal for Complete Liquidation and Dissolution (See pages 40 to 48)

      Our board of directors has adopted the Plan of Complete Liquidation and Dissolution attached hereto as Annex A. If the plan of liquidation is approved and adopted by stockholders, the assets of the Company will be sold or otherwise disposed of, the liabilities of the Company will be paid or provided for, and any remaining assets, most likely in the form of cash, will be distributed to our stockholders.

Reasons for Adopting the Plan of Complete Liquidation and Dissolution (See pages 19 to 31)

      In determining to approve and adopt the plan of liquidation on October 21, 2003, our board of directors carefully reviewed and considered the terms and conditions of the plan of liquidation and the transactions contemplated by the plan of liquidation, as well as other alternatives available to us. Despite devoting substantial time, effort and resources, we had not been successful in identifying a buyer or strategic partner willing to firmly commit to acquire us on financial and other terms which the board viewed as reasonably likely to provide greater realizable value to our stockholders than the complete liquidation and dissolution of the Company in accordance with the plan of liquidation. The board determined that our liquidation and dissolution in accordance with the plan of liquidation would minimize further erosion of stockholder value from continued net losses, and that liquidating distributions pursuant to the plan of liquidation, including possible distributions of potential cash proceeds from sales, licenses or other dispositions of our intellectual property and other assets, would provide the maximum realizable value available to stockholders.

      Following adoption by our board of directors on October 21, 2003 of the plan of liquidation, we have received, and with the assistance of Candlewood, our board of directors has reviewed and carefully considered, various additional acquisition proposals including Obsidian Enterprises, Inc.’s unsolicited exchange offer. Our board has also reviewed and carefully considered a liquidation analysis prepared by Candlewood which reflects estimated liquidating distributions to stockholders of $0.41 to $0.45 per share or $41 to $45 for each 100 shares. On December 30, 2003, our board unanimously determined that, in the absence of a definitive agreement to acquire the Company on terms which the board believes would provide substantial transaction certainty and higher realizable value to stockholders than liquidation and dissolution in accordance with the plan of liquidation, we should proceed with the plan of liquidation.

      In light of the continuing interest expressed by various parties in a possible acquisition of the Company, on January 9, 2004, we publicly announced procedures for the submission of best and final acquisition proposals. Our board of directors subsequently carefully considered and reviewed with Candlewood and our outside legal counsel the proposals that were properly submitted in response to this announcement and determined that implementation of the plan of liquidation, rather than pursuing and entering into any of such transactions, is the course most likely to obtain the highest value reasonably available to stockholders. Accordingly, the board authorized the Company to continue to proceed expeditiously to seek stockholder approval of, and implement, the plan of liquidation.

Plan of Liquidation (See pages 40 to 48)

      Under the plan of liquidation:

•	the Company’s assets will be sold or otherwise disposed of;

•	known liabilities will be paid;

•	reserves will be established for contingent liabilities; and

•	our remaining assets, most likely in the form of cash, will be distributed to stockholders.

Sales and Licenses of Intellectual Property (See page 43)

      In late December 2003, we signed an agreement with Thalveg Data Flow LLC, or Thalveg, for the sale of our patent portfolio for $1.8 million in cash. This sale would be part of the sale of assets pursuant to the plan of liquidation, and the closing of this sale is subject to stockholder approval, as part of the plan of liquidation or otherwise. We also entered into a non-exclusive source code license whereby we will receive cash payments of $325,000 and the licensee has agreed to make additional cash payments to us totaling $75,000 in exchange for certain consulting and support services. There may be additional asset sales and licenses.

Distributions to Stockholders (See pages 31 to 33)

      Based on the liquidation analysis prepared by Candlewood, we estimate that total liquidating distributions to stockholders will range from approximately $0.41 to $0.45 per share, or approximately $41 to $45 for each 100 shares. At the meeting on December 30, 2003 at which our board of directors reaffirmed and determined to proceed with the plan of liquidation, the board also unanimously concluded that, assuming there were no developments, events or circumstances which would result in an adverse change to the results of Candlewood’s liquidation analysis, and assuming the cash consideration payable under the patent portfolio sale agreement and the source code license agreement referred to in the immediately preceding paragraph captioned “Sales and Licenses of Intellectual Property” is received by the Company as reflected in Candlewood’s liquidation analysis, an initial cash distribution estimated to be approximately $0.40 per share could be made to stockholders shortly after stockholder approval and adoption of the plan of liquidation. We currently plan to make this initial cash distribution promptly after stockholder approval and adoption of the plan of liquidation.

      The amount and timing of liquidating distributions are subject to many uncertainties, including receipt by us of amounts payable pursuant to the patent portfolio sale agreement and the source code license agreement, what it will cost to settle our liabilities, the amount, if any, of payments that must be made by us in connection with our current lawsuits to the extent not covered by insurance, whether any new contingent claims arise, and the amount of unreimbursed professional fees and expenses of attorneys, financial advisors and accountants.

Risks Associated with the Plan of Liquidation (See pages 9 to 12)

      Risks associated with the plan of liquidation include, but are not limited to, the following:

•	stockholders will not know the precise timing or amount of liquidating distributions at the time of the special meeting;

•	stockholders could be liable to the extent of liquidating distributions, possibly including the special cash distribution in September 2003, if reserves are not sufficient to pay any liabilities remaining after paying the known liabilities reflected on the Company’s balance sheet;

•	securities class actions or other litigation, and the submission and our review and consideration of, and our incurrence of additional fees and expenses in connection with, pending, revised or additional acquisition proposals, including Obsidian’s pending exchange offer, may delay distributions or deplete the proceeds that might otherwise be available to stockholders;

•	anticipated timing of the liquidation may not be achieved;

•	stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us;

•	stockholders will not be able to sell their shares after a certificate of dissolution is filed with the Secretary of State of Delaware, which we expect will occur relatively soon after approval and adoption of the plan of liquidation by our stockholders;

•	after stockholder approval and adoption of the plan of liquidation, we expect to terminate registration of our common stock under the Securities Act of 1934, which will substantially reduce publicly available information about the Company; and

•	after stockholder approval and adoption of the plan of liquidation, no further stockholder approval will be required for sales or other disposition of assets or other actions.

Our Officers and Directors May Have Interests in the Plan of Liquidation Which are Different from Their Interests as Stockholders (See pages 39 to 40)

      If the employment of Thomas Donnelly, our president and chief financial officer is terminated without cause in connection with the plan of liquidation, he will receive a payment of $225,000 pursuant to a contract dated November 6, 2001. One other officer would receive $25,000 in connection with the termination of her employment without cause.

      In addition to the shares of our common stock owned by officers and directors which are set forth on pages 48 to 49, officers and directors hold options to purchase our stock. Information concerning these options is set forth on page 40.

Appraisal Rights (See page 45)

      Stockholders will not have dissenters appraisal rights in connection with the plan of liquidation.

Certain United States Federal Income Tax Consequences (See pages 46 to 47)

      As a result of our liquidation, for United States federal income tax purposes, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value at the time of distribution of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their tax basis in their shares of our capital stock. Any loss generally may be recognized only when the final distribution from us has been received.

      A brief summary of certain United States federal income tax consequences of the plan of liquidation appears beginning on page 39 of this proxy statement. Tax consequences to stockholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effects of your particular circumstances.

CERTAIN RISKS RELATING TO THE PLAN OF LIQUIDATION

      You should consider the following risks in deciding whether to vote in favor of the proposal to adopt the plan of liquidation. In addition, we strongly urge you to consider the other information set forth in this proxy statement.

You Will Not Know the Amount or Timing of Liquidation Distributions at the Time of the Special Meeting and the Amount of Liquidating Distributions May Not Result in Greater Returns to Stockholders Than Continuing Our Existence and May Not Equal or Exceed the Price or Prices at Which Our Common Stock Has Traded or May Trade in the Future.

      As described above, in connection with its reaffirmation of and determination to proceed with the plan of liquidation, our board of directors reviewed and carefully considered a liquidation analysis prepared by Candlewood which reflects estimated liquidating distributions to stockholders of $0.41 to $0.45 per share, or $41 to $45 for each 100 shares. The board also unanimously concluded that, assuming there were no developments, events or circumstances which would result in an adverse change to the results of Candlewood’s liquidation analysis, and assuming the cash consideration payable under the patent portfolio sale agreement and the non-exclusive source code license agreement described on page 43 of this proxy statement is received by the Company as reflected in Candlewood’s liquidation analysis, an initial cash distribution estimated to be approximately $0.40 per share could be made to stockholders shortly after stockholder approval and adoption of the plan of liquidation. This amount was determined as a prudent estimated initial distribution in light of the possibility that the actual amount of various liabilities and expenses, including, in particular, legal and financial advisory fees and expenses associated with the purported class action lawsuit described under “Other Matters — Class Action Lawsuit” (see page 49), Obsidian’s unsolicited exchange offer and the SEC review process with respect to this proxy statement, might exceed the estimates therefore set forth in Candlewood’s liquidation analysis, in an effort to reduce the risk of possible future liability of stockholders with respect to liquidating distributions. We currently plan to make the initial cash distribution promptly after stockholder approval and adoption of the plan of liquidation. However, the actual amount and timing of any distributions to stockholders will not be known prior to the vote at the special meeting with respect to the plan of liquidation. Following stockholder approval and adoption of the plan of liquidation, our board will review and consider whether there have been any developments, events or circumstances which would change the results of Candlewood’s liquidation analysis such that the low end of the estimated range of liquidating distributions decreases below $0.41 per share, thereby making it imprudent to make an initial cash distribution of $0.40 per share. In this event, the board will make the maximum distribution which, in the exercise of its business judgment, it determines to be prudent in light of the Company’s actual and contingent liabilities, which we expect will be an amount that is $0.01 less than the revised low end of the estimated range of liquidating distributions. The amount of liquidating distributions are subject to many uncertainties, including receipt by us of amounts payable pursuant to the patent portfolio sale agreement and the non-exclusive source code license agreement referred to above, what it will cost to settle our liabilities, the amount, if any, of payments that must be made by us in connection with our current lawsuits to the extent not covered by insurance, whether any new contingent claims arise, and the amount of unreimbursed professional fees and expenses of attorneys, financial advisors and accountants. A number of these uncertainties may also affect the timing of liquidating distributions following the initial cash distribution. Accordingly, we cannot assure you that the plan of liquidation will result in greater returns to stockholders than our continuing to operate our business or through a business combination or other transaction with a third party. Also, the per share amount of liquidating distributions may well be less than the per share price or prices at which our common stock has recently traded or may trade in the future.

Stockholders Could Be Liable to the Extent of Liquidating Distributions Received if Contingent Reserves are Insufficient to Satisfy the Company’s Liabilities.

      If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata portion of the deficiency, limited, however, to the amounts previously received by the stockholder in distributions from us or the liquidating trust (possibly including amounts received pursuant to the special cash distribution declared on August 5, 2003 and paid on September 2, 2003 to stockholders of record as of August 18, 2003). Accordingly, you could be required to return some or all distributions made to you. In such an event, you could receive nothing under the plan of liquidation and could be required to return some or all of the special cash distribution paid on September 2, 2003.

      If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction against the making of distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the plan of liquidation.

Securities Class Action Claims Have Been Filed Against Us and Certain of Our Current and Former Officers and Directors. These Claims Could Delay the Making of any Distributions to our Stockholders or Deplete the Proceeds That Might Otherwise be Available to be Distributed to Our Stockholders.

      On November 2, 2001, Timothy J. Fox filed a purported class action lawsuit against us, FleetBoston Robertson Stephens, Inc., the lead underwriter of our April 1999 initial public offering, several other underwriters who participated in our initial public offering, Steven J. Snyder, our then president and chief executive officer, and Thomas M. Donnelly, our then chief financial officer and currently our president and chief financial officer. The lawsuit was filed in the United States District Court for the Southern District of New York and has been assigned to the judge who is also the pretrial coordinating judge for substantially similar lawsuits involving more than 300 other issuers. An amended class action complaint, captioned In re Net Perceptions, Inc. Initial Public Offering Securities Litigation, 01 Cit. 9675 (SAS), was filed on April 22, 2002, expanding the basis for the action to include allegations relating to our March 2000 follow-on public offering in addition to those relating to our initial public offering.

      The amended complaint generally alleges that the defendants violated federal securities laws by not disclosing certain actions taken by the underwriter defendants in connection with our initial public offering and our follow-on public offering. The amended complaint alleges specifically that the underwriter defendants, with our direct participation and agreement and without disclosure thereof, conspired to and did raise and increase their underwriters’ compensation and the market prices of our common stock following our initial public offering and in our follow-on public offering by requiring their customers, in exchange for receiving allocations of shares of our common stock sold in our initial public offering, to pay excessive commissions on transactions in other securities, to purchase additional shares of our common stock in the initial public offering aftermarket at pre-determined prices above the initial public offering price, and to purchase shares of our common stock in our follow-on public offering. The amended complaint seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired our common stock between April 22, 1999, through December 6, 2000. The plaintiffs have since agreed to dismiss the claims against Mr. Snyder and Mr. Donnelly without prejudice, in return for their agreement to toll any statute of limitations applicable to those claims; and those claims have been dismissed without prejudice. On July 15, 2002, all of the issuer defendants filed a joint motion to dismiss the plaintiffs’ claims in all of the related cases. On February 19, 2003, the Court ruled against the Company on this motion.

      A special committee of our board of directors has authorized the Company to negotiate a settlement of the pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, issuer defendants and their insurers. Any such settlement would be subject to approval by the Court.

      We believe that the allegations against the Company are without merit. However, we are unable to predict the outcome or ultimate effect of this litigation and, accordingly, the existence of these claims could delay the making of any distributions to our stockholders or reduce the amount available for distribution in connection with the proposed plan of liquidation.

      On October 29, 2003, a purported class action lawsuit was filed against the Company, its current directors and unnamed defendants in the District Court, Fourth Judicial District, of the State of Minnesota, County of Hennepin captioned Don Blakstad, on Behalf of Himself and All others Similarly Situated, vs. Net Perceptions, Inc., John F. Kennedy, Ann L. Winblad, John T. Riedl and Does 1-25, inclusive, File No. 03-17820. The complaint alleges, among other things, that defendants breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing and seeks to enjoin the proposed liquidation of the Company and to recover reasonable attorneys’ and experts’ fees. To the extent, if any, that costs and expenses paid by the Company in connection with, or as a result of, this lawsuit are not reimbursed under the Company’s directors and officers liability insurance policy (which has a deductible of $250,000), such costs and expenses will reduce the ultimate amount paid to stockholders in connection with the liquidation. On January 5, 2004, the Company’s directors and officers liability insurance carrier advised the Company’s insurance broker in writing that costs and expenses attributable to the individual defendants in this lawsuit (and not those attributable to the Company), net of the deductible, are the only losses that would be covered by the insurance policy. The Company believes that, given the nature and substance of the claims in the lawsuit, all costs and expenses associated with the lawsuit, net of the deductible, are covered by the insurance policy.

      On November 24, 2003, defendants filed a motion to dismiss the lawsuit, and a motion to stay discovery pending resolution of the motion to dismiss. Defendants’ motion to dismiss seeks dismissal on one or both of two grounds: (i) that the lawsuit is derivative in nature, and that plaintiff was therefore required to, but did not, make demand on the Company’s board of directors; and (ii) that the complaint fails to state a claim. The court held a hearing on December 5, 2003, and held a second hearing on January 9, 2004. By order dated January 9, 2004, the court granted defendants’ motion to stay discovery. As of February 5, 2004, the court had not yet issued a ruling on defendants’ motion to dismiss. Defendants believe that the claims in this lawsuit are without merit and intend to continue to vigorously defend them.

Stockholders May Not Be Able to Recognize a Loss for Federal Income Tax Purposes Until They Receive a Final Distribution From Us.

      As a result of our liquidation, for United States federal income tax purposes stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value at the time of distribution of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their tax basis in their shares of our capital stock. Any loss may generally be recognized only when the final distribution has been received from us.

Our Stock Transfer Books Will Close on the Final Record Date, After Which it Will Not Be Possible for Stockholders to Publicly Trade in Our Stock.

      We intend to close our stock transfer books and discontinue recording transfers of common stock at the close of business on the final record date, which we expect will be the date on which we file the certificate of dissolution. Thereafter, certificates representing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

We Expect to Terminate Registration of Our Common Stock Under the Securities Exchange Act of 1934, as Amended, Which Will Reduce Substantially Publicly Available Information About the Company.

      Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which requires that we, and our officers and directors with respect to Section 16 of that Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. Termination of such registration may occur following our certification to the SEC that there are fewer than 300 record holders of our common stock. As of January 13, 2004, the record date for stockholders entitled to notice of and to vote at the special meeting, there were 236 record holders of our common stock. We anticipate that, if the plan of liquidation is authorized and approved, in order to curtail expenses, and assuming at that time we continue to have fewer than 300 record holders of our common stock, we will, after filing a certificate of dissolution, file with the SEC a Form 15 in order to terminate the registration of our common stock under the Securities Exchange Act of 1934. Such termination will be effective ninety days after we file a Form 15. During such ninety-day period, our obligation to file periodic reports on Form 10-Q and 10-K and current reports on Form 8-K will be suspended. However, we anticipate that we would continue to file with the SEC current reports on Form 8-K to disclose material events relating to our liquidation and dissolution until the effectiveness of the termination of the registration of our common stock.

No Further Stockholder Approval Will Be Required.

      Approval and adoption of the plan of liquidation requires the affirmative vote of the holders of a majority of all shares of our common stock outstanding and entitled to vote. If our stockholders approve and adopt the plan of liquidation, we will be authorized to sell, license or otherwise dispose of our assets without further approval of our stockholders.

FORWARD-LOOKING STATEMENTS

      This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this proxy statement and include all statements that are not historical statements of fact regarding our current intent, beliefs, assumptions and expectations with respect to, among other things:

•	the liquidation and dissolution of the company pursuant to the terms of the plan of liquidation; and

•	the amount of any liquidating distributions and the timing of any liquidating distributions.

      The words “may,” “would,” “could,” “continue,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “hope,” “intend,” “plan,” “approximate” and similar expressions are intended to identify forward-looking statements.

      We believe that the expectations reflected in our forward-looking statements are reasonable. However, forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties, many of which we cannot control. Actual results or events may differ materially from those projected in our forward-looking statements. In evaluating forward-looking statements, you should carefully consider various factors, including the risks outlined above.

PROPOSAL TO APPROVE THE PLAN OF LIQUIDATION

General

      Our board of directors is proposing the Plan of Complete Liquidation and Dissolution for approval and adoption by our stockholders at the special meeting. The plan of liquidation was adopted by unanimous vote of our board of directors on October 21, 2003, and reaffirmed at its meeting on December 30, 2003. A copy of the plan of liquidation is attached as Annex A to this proxy statement. Certain material features of the plan of liquidation are summarized below. (See also the more complete summary of the plan of liquidation beginning on page 41.) Stockholders should read the plan of liquidation in its entirety.

      If the plan of liquidation is approved and adopted by our stockholders, we will file a certificate of dissolution with the Secretary of State of the State of Delaware. Thereafter, we will not engage in any business activities except for the purpose of preserving the value of our assets, prosecuting and defending lawsuits by or against us, adjusting and winding up our business and affairs, selling and liquidating our properties and assets, including our intellectual property and other intangible assets, paying our creditors, terminating commercial agreements and relationships and preparing to make distributions to stockholders, in accordance with the plan of liquidation.

      Our board of directors may, at any time, retain a third party to complete the liquidation of our remaining assets and distribute proceeds from the sale of assets to our stockholders pursuant to the plan of liquidation. This third-party management may involve a liquidating trust, which, if created, would succeed to all of the assets transferred to it, and would assume related liabilities and obligations. Our board of directors may appoint one or more of our directors or officers or a third party to act as trustee or trustees of such liquidating trust. If all of our assets are not distributed within three years after the date our certificate of dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your approval and adoption of the plan of liquidation will also constitute your approval of any such transfer and the appointment of such trustees.

      During the liquidation of our assets, we may pay to our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of liquidation. Your approval and adoption of the plan of liquidation will constitute your approval of the payment of any such compensation.

Background of and Reasons for the Plan

Company Background

      We developed and marketed software solutions designed to enable our customers to interact more intelligently with their customers. Our solutions integrated and analyzed information about customers, products and transaction activity to generate specific actions our customers could take to improve their marketing, selling, and merchandising effectiveness. We combined our software products with industry expertise and professional services to create industry-specific solutions that were designed to integrate with and add value to existing custom or purchased systems, including customer relationship management, or CRM, systems and processes.

      Our software solutions extracted data from our customers’ existing business applications, including electronic commerce, call center, campaign management, merchandise management, enterprise resource planning and point-of-sale systems. Sophisticated and proprietary analytical and reporting techniques then generated intelligence about customers and products that could be inserted into operational processes and systems to drive actions such as cross-selling and up-selling or personalized promotions. Our software solutions were particularly well suited to environments with large numbers of customers, a large product assortment and large quantities of transaction data.

      We sold and marketed our solutions primarily through a direct sales force. We licensed our products under various pricing plans, such as per user, per CPU, per site and per enterprise. We generally granted licenses on a perpetual basis. License fees for our products ranged from $50,000 to in excess of $1.0 million. We provided product maintenance pursuant to service agreements, the pricing of which was typically based on a percentage of the related product license fee and was generally paid in advance. Professional service fees for business consulting, implementation support, data processing and educational services were generally priced on a time and materials basis.

      In February 2000, we completed our acquisition of Knowledge Discovery One, Inc., an Austin, Texas-based private company which supplied advanced data analysis solutions for retailers, pursuant to a stock-for-stock merger whereby Knowledge Discovery One, Inc. became our wholly owned subsidiary. On September 9, 2003, Knowledge Discovery One, Inc. was merged with and into the Company and its separate existence ceased.

      Following our acquisition of Knowledge Discovery One, Inc. in February 2000, we experienced two quarters of increasing revenue and thus continued to expand our sales force and other personnel. However, commencing in the third quarter of 2000, the market for our products deteriorated precipitously as Internet retailers, our principal customers, substantially reduced their spending for our products. Accordingly, we experienced declining revenues and increased net losses.

      We began 2001 with approximately 315 employees. In 2001, we instituted two separate restructuring plans to better align our cost structure with our business outlook and general economic conditions and, in particular, the continuing deterioration in the financial condition of Internet retailers. During 2001, we reduced our workforce by 169 positions, and recorded total charges of $15.6 million to reorganize the Company and exit certain facilities in various United States and international locations. However, our revenues continued to erode as the market for our products continued to decline due to the continued weakness of the technology industry and Internet-based companies generally, and as the software market began to consolidate, with customers increasingly purchasing software solutions from fewer independent vendors. Accordingly, in April 2001, we retained J.P. Morgan Securities, Inc. as our financial advisor to explore strategic alternatives and solicit proposals from parties with an interest in pursuing a business combination with us. This activity did not result in a strategic transaction on acceptable terms. In June 2001, Steven Snyder resigned as president and chief executive officer and Donald Peterson became our president and chief executive officer.

      In the first quarter of 2002, in light of our continued declining revenues and net losses, the continued weakness of the technology industry and Internet-based companies and our deteriorating prospects as a small public company as industry consolidation continued, we further reduced our workforce by 15 positions, and recorded $367,000 in related employee termination costs. In June 2002, we reduced our workforce by an additional 18 positions, and recorded an additional $401,000 charge. As of December 31, 2002, we had 52 employees.

      In January 2003, we closed satellite offices in San Francisco, California, London, England and Austin, Texas, and reduced headcount by 22 positions. In August 2003, we reduced headcount by an additional 12 positions, including Donald Peterson, then our president and chief executive officer. At September 30, 2003, we had 9 full-time employees. At December 31, 2003, we had nine full-time employees, and had, and currently have, only limited business operations.

Review of Alternatives Through October 21, 2003

      In late November 2002, our board of directors instructed our management to assess our business plan in light of the weakness in the application software market and our declining revenue. The board considered several strategies, including: (i) continuing current operations; (ii) reducing investment in current target markets, leveraging current customer and partner relationships and applying existing intellectual property and expertise to new markets; (iii) making strategic acquisitions in the applications software market; and (iv) seeking to be acquired, liquidating the Company or selling certain of its assets.

      Early in 2003, our board of directors met to consider strategies to address our continuing financial losses and our deteriorating financial condition (see the selected consolidated financial and operating data on pages 47 to 48), business and operations, and determined that the prospects for our business were likely to continue to deteriorate due to continuing weakness in the global software market and the financial markets generally, and our likely continued difficulty in competing and realizing a profit as a small public company. The board discussed potential alternatives for the future, including those previously discussed in November, 2002, and authorized (i) a reduction in our workforce to approximately 30 employees; (ii) minimizing, to the extent practicable, additional long-term contractual and other liabilities; (iii) our continuing to operate our business on this scaled-back basis with a view to maximizing the value of the Company in a strategic transaction in the near term; and (iv) engaging an investment banker to assist the Company in exploring a strategic transaction.

      On February 11, 2003, we publicly announced that we had retained US Bancorp Piper Jaffray Inc., or Piper Jaffray, to act as the Company’s financial advisor in connection with the potential sale of the Company.

      From March 2003 through May 2003, Piper Jaffray and our management contacted more than 90 domestic and international strategic and financial merger and acquisition prospects on our behalf. Throughout the process, members of our management team and representatives of Piper Jaffray assisted various parties with their due diligence review of our business and operations and provided access to non-public information about our business and operations. We participated in numerous telephonic and in-person business and financial overview presentations and made ourselves available for a number of question and answer sessions.

During the process of identifying and evaluating various merger and acquisition alternatives, approximately 25 interested parties executed confidentiality agreements and received non-public evaluation materials.

      On May 16, 2003, our board of directors met with management, representatives from our outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, and representatives of Piper Jaffray to discuss the progress of our efforts for potential merger and acquisition opportunities. At this meeting, our board of directors instructed Piper Jaffray to deliver as soon as possible to various potential strategic partners a letter outlining procedures for submitting non-binding indications of interest to the Company with respect to a possible transaction and to indicate in the letter that any proposal should be submitted by May 23, 2003.

      Upon completion of the interested parties’ financial due diligence, seven parties submitted a proposal. On May 27, 2003, our board of directors, our management and representatives of Piper Jaffray and Skadden Arps met to review the principal features of each proposal. Following this discussion, the board of directors instructed Piper Jaffray to (i) continue to provide to the board relevant information received from the potential strategic partners relating to the proposals; (ii) continue discussions with the two potential strategic partners that had, in the opinion of the board, submitted the most advantageous proposals and indicate to them that the Company was not then prepared to negotiate with either of them exclusively; and (iii) reject a number of the least advantageous proposals, as determined by the board.

      Following this meeting, between May 28, 2003, and June 13, 2003, Piper Jaffray, Skadden Arps and our management, continued negotiations and discussions principally with respect to a proposal by a public company based in New York and a proposal by Acclaim Financial Group Venture III, LLC, or Acclaim, which, according to Obsidian’s public disclosures, Obsidian later retained as strategic advisor to assist Obsidian with its exchange offer.

      On June 10, 2003, representatives of Piper Jaffray, Skadden Arps and management reviewed with our board of directors the status of these negotiations and discussions. At this meeting, management made a preliminary liquidation value presentation and noted that the proposals being considered contemplated an acquisition of the Company at a price at the high end of the range of values reflected in management’s preliminary presentation. The board discussed the assumptions on which management’s preliminary liquidation value estimate was based, the possible timing of liquidating distributions and risks associated with the liquidation process generally, and whether either of the two proposals then being negotiated, or liquidation, would be most likely to provide the highest value to our stockholders.

      On June 13, 2003, our board of directors met again to review the possible values offered by, and various other advantages and disadvantages of, these two proposals, as compared to each other and to a possible liquidation. At this meeting, which was also attended by representatives of Piper Jaffray and Skadden Arps, Piper Jaffray reported to the board that it had been instructed by the New York-based public company that its proposal would be withdrawn if the Company did not agree to negotiate with the public company on an exclusive basis for a limited time period. With this in mind, the board authorized the Company to grant a limited exclusive negotiation period on the assumption, which Piper Jaffray was instructed to communicate to the public company, that the final transaction price would have to be at or above the high end of the range set forth in the public company’s proposal. On June 20, 2003, the Company entered into a 35-day exclusive negotiation period with the public company.

      During this exclusivity period, our management, Piper Jaffray and Skadden Arps negotiated with representatives of the public company concerning the terms of a draft merger agreement. However, on July 21, 2003, the public company notified Piper Jaffray that it was no longer interested in acquiring the Company. This was reported at a meeting of our board of directors on July 22, 2003, at which representatives of Piper Jaffray and Skadden Arps were present. Management noted that Acclaim had again contacted the Company to re-affirm its interest in pursuing an acquisition of the Company for cash on substantially the terms set forth in the proposal it previously submitted. Also at this meeting, a Company director briefly discussed with the board a private company engaged in customer-support services that he believed could be a strategic fit for the Company’s business and that might be interested in exploring a strategic transaction with the Company. At this meeting, the board also discussed the possible impact that a significant cash distribution to the Company’s stockholders might have on the interest that certain entities had shown in engaging in a possible transaction with the Company. The representative of Piper Jaffray suggested that such a cash distribution would probably have little, if any, negative impact on the Company’s ability to engage in a strategic transaction because, given then current market conditions, few potential strategic buyers remained interested in acquiring the Company for its cash as a form of financing. It was pointed out that some parties who were interested in the Company’s cash, including Acclaim, might find it easier to finance a transaction, particularly a two-step acquisition involving a first-step tender offer followed by a merger, if the Company were to distribute a significant amount of its cash. In this regard, it was also noted that the terms of the acquisition of the Company proposed by Acclaim in fact provided for a pre-merger cash distribution by the Company. Based on this discussion, the board concluded that a cash distribution would be unlikely to negatively impact the ability of the Company to retain, or attract, the interest of third parties in acquiring the Company, and would provide an expeditious and assured means of returning value to the Company’s stockholders. Following this discussion, the board directed Skadden Arps to prepare materials for discussion at the next meeting of the board that would describe the procedure for, and various legal matters associated with, the declaration and payment of a substantial cash distribution to stockholders. The board further directed management to prepare an analysis for discussion at the next meeting of the board that would assist the board in determining the amount of cash available for a possible distribution. The board also directed Piper Jaffray and our management to continue to pursue a possible transaction with Acclaim and the private company engaged in customer-support services.

      On July 31, 2003, the board of directors met with management, representatives of Skadden Arps, a representative of Hale & Dorr LLP (the Company’s counsel for the pending litigation related to our initial and follow-on public offerings), a representative of Piper Jaffray and a representative of Christoffel and Elliott, P.A., (the Company’s real estate counsel) to consider a possible special cash distribution to the Company’s stockholders as well as a significant workforce reduction. At this meeting, the representative of Piper Jaffray reviewed the process which had been undertaken over approximately five months to explore strategic alternatives available to the Company, and the board was updated on the status of discussions with Acclaim and the private company engaged in customer-support services. In particular, it was noted that both Acclaim and the private company appeared willing to continue to pursue a possible transaction with the Company if the Company were to make an extraordinary cash distribution. The representative of Skadden Arps summarized for the board the steps that would need to be taken to effect a pro rata cash distribution to the Company’s stockholders. He noted, that, due to the expected decline in the trading price of the Company’s common stock to below $1.00 per share following payment of a substantial cash distribution, it was likely that the Company’s common stock would eventually be delisted from the Nasdaq National Market following such a distribution. The board did not view this as adversely affecting the Company’s attractiveness as an acquisition candidate because such a delisting would not occur for months thereafter (by which the time an acquisition could be completed) and because in an acquisition of the Company the Company’s securities would in any event cease to be publicly traded. The representative of Hale & Dorr LLP described for the board the status of, and responded to questions regarding the Company’s likely financial exposure arising from, the pending litigation relating to our initial and follow-on public offerings described under “The Plan of Complete Liquidation and Dissolution — Certain Contingent Liabilities” (see pages 44 to 45). In evaluating the advisability and amount of a possible cash distribution, the board considered these discussions with the Company’s financial and legal advisors, and, at the conclusion of the meeting, in order to afford the members of the board additional time to consider the matter, the board directed management to schedule an additional special meeting of the board to continue consideration of and take action with respect to a possible cash dividend to the Company’s stockholders, a significant work force reduction and related matters.

      On August 5, 2003, the board met again, together with management, representatives of Piper Jaffray and Skadden Arps. The representatives of Piper Jaffray led the board in a discussion of the impact of declaring and paying a cash distribution, as previously considered at the meeting on July 31, 2003, on the Company’s ability to attract or sustain third party interest in the possible sale of the Company, including the Company’s ability to consummate a transaction with either Acclaim or the private company engaged in customer support services. In the course of this discussion, the representatives of Piper Jaffray stated that both Acclaim and the private company had indicated that a reduction in the amount of cash held by the Company would increase their ability to finance their purchase of all of the Company’s outstanding common stock. After review and further consideration and discussion of the matters considered at the July 31st meeting, the board determined that, in light of the Company’s extensive, but unsuccessful, efforts to achieve for stockholders a transaction with a third party that would provide certainty of closing and the maximum value reasonably available in the near term, and the fact that the downsizing and limited operations of the Company meant that the Company would not require a significant portion of its current cash and short-term investments to continue to operate, it was appropriate and in the best interests of the Company’s stockholders to provide immediate value and liquidity to the Company’s stockholders through a cash dividend. Accordingly, the board (i) authorized and directed management to effect a reduction in the Company’s workforce to approximately 10 employees, which was determined to be the minimum number necessary to serve customers, preserve the value of our intellectual property and administer our limited ongoing business affairs; (ii) determined that in the near term management should continue to operate the Company’s business on this scaled-back basis, and that it should seek to settle or otherwise resolve, as soon and to the extent reasonably practicable, its existing obligations and liabilities, while continuing to explore asset sale transactions or the sale of the Company in its entirety, with a view to resolving the Company’s future and providing maximum additional value to our stockholders; and (iii) declared a cash distribution of $1.50 per share, or an aggregate of approximately $42.2 million, payable on September 2, 2003, to stockholders of record as of August 18, 2003. Of the $42.2 million distributed to stockholders, approximately $2.7 million was paid with respect to shares held by persons serving as directors or executive officers of the Company as of the record date for the distribution. The amount of the cash distribution was determined by the board based principally on its review of the Company’s assets and liabilities as set forth in the Company’s unaudited balance sheet as of June 30, 2003 and management’s estimates of ongoing operating expenses and various potential liabilities of the Company, as well as discussions with the Company’s outside legal advisors regarding potential liabilities under certain Company real estate leases and in connection with the pending litigation related to our initial and follow-on public offerings. Also at this meeting, as part of the workforce reduction, the board of directors terminated the Company’s employment agreement with Donald Peterson, the Company’s chief executive officer and president and appointed Thomas Donnelly as its president. Mr. Peterson resigned from the board of directors, effective August 6, 2003.

      On August 21, 2003, the board met, together with management and representatives of Skadden Arps and Piper Jaffray, to discuss the status of potential acquisition transactions. A representative from Piper Jaffray stated that, following the announcement of the $1.50 per share cash distribution, Piper Jaffray had contacted certain of the parties that had expressed an interest in engaging in a possible strategic transaction with the Company and had asked them to revise their proposals. Piper Jaffray received three revised proposals that were reviewed with the board. Following discussion of these proposals, the board authorized the Company to enter into a letter of intent with the private company engaged in customer support services on terms substantially similar to those contained in their proposal, provided the private company agreed that the definitive agreement (i) would not include a financing condition, (ii) would contain fewer conditions to closing than would be customary in similar transactions and (iii) would structure the transaction as a tender offer followed by a merger. On August 25, 2003, the Company entered into a letter of intent with the private company that contemplated a cash acquisition of the Company at a proposed price of $0.35 per share and provided for a ten-day exclusive negotiation period. On September 5, 2003, this ten-day period was extended until September 10, 2003.

      From approximately the end of August 2003 through September 18, 2003, Piper Jaffray, Skadden Arps and our management negotiated with representatives of the private company the terms of a draft merger agreement.

      On September 12, 2003, we announced that we had settled our remaining obligations under our leases for our office facilities in Edina, Minnesota, Roseland, New Jersey and Austin, Texas for an aggregate cash payment of approximately $5.4 million, which cancelled approximately $21.7 million of the gross obligation, and approximately $9.6 million of the obligations net of anticipated sublease income, under such leases when measured from June 30, 2003. This resulted in a one-time charge of approximately $625,000 during the quarter ended September 30, 2003, as the balance of the approximately $5.4 million settlement was previously accrued on our June 30, 2003 balance sheet. This settlement had a significant positive impact on management’s estimate of potential cash distributions to stockholders in the event of liquidation, increasing the projected range from $0.19-$0.31 to $0.32-$0.37 per share.

      On September 19, 2003, the board of directors met with management, representatives of Skadden Arps and representatives of Piper Jaffray to discuss the potential strategic transaction with the private company engaged in customer support services. Management reported that, in light of the improved estimated liquidation value range resulting principally from the real estate settlement, the Company had attempted, without success, to obtain an increase in the $0.35 per share price proposed by the private company. Management also reported that it was concerned that the acquisition loan which the private company had represented would be available from its existing bank lender to finance the transaction, and which was a key factor in the decision to proceed with the private company, appeared less certain, noting that the draft bank commitment letter which the private company had previously provided had not been finalized and the private company had indicated that various terms requested by the bank lender would not be acceptable to the private company. It was also noted that, compared to the private company’s offer of $0.35 per share, since September 3, 2003, the closing price for the Company’s stock had ranged between $0.39 and $0.52 per share, and that the volume of shares traded exceeded the number of our outstanding shares. Because of this, the board of directors believed that there was a significant risk that the requirement for closing the tender offer that a majority of outstanding shares be tendered might not be met, and that the timing advantage of a two-step transaction, which would allow the acquisition to be completed in approximately one month if at least 90% of the outstanding shares were tendered, would not be realized. Finally, management indicated that, based on its ongoing discussions and negotiations with the private company’s chief financial officer, in addition to the financing and the other closing risks, the private company had serious concerns concerning the Company’s contingent liabilities, and appeared to no longer be committed to the transaction.

      In view of these factors, and the considerable expenses associated with continuing to negotiate and pursue a transaction with the private company, the board of directors decided to cease negotiations with the private company and directed Piper Jaffray to resume discussions with several other parties which had recently expressed an interest in a possible transaction, including possibly purchasing some or all of the Company’s intellectual property assets.

      On October 21, 2003, the board of directors met with management, representatives of Skadden Arps and a representative of Piper Jaffray to consider the Company’s alternatives, including adopting the plan of liquidation. The board was briefed on discussions with several parties which had indicated potential interest in acquiring the entire Company, including an oral proposal from a representative of Acclaim. After discussion, it was determined that, based on management’s then current estimate of a range of liquidation values of from $0.33 to $0.41 per share, none of these proposals appeared to be more favorable than liquidation. At this meeting, the representative of Piper Jaffray reviewed briefly the lengthy process it had undertaken on behalf of the Company to identify prospective purchasers and complete an acquisition of the Company. He noted that over the course of this process, and based on recent discussions with various industry participants, there was little interest from potential strategic purchasers in acquiring the Company due to a number of factors, including the continued unfavorable industry conditions, the limited market opportunity for the Company’s products and perceived alternatives to the Company’s products, including internal development. Also at this meeting, management reviewed with the board management’s updated estimate that liquidation could result in cash distributions to stockholders ranging from $0.33 to $0.41 per share, noting that the increase in the range was based primarily on negotiations with, and a preliminary proposal submitted by, a potential purchaser of the Company’s intellectual property assets. After further discussion, our board of directors determined that liquidation and dissolution of the Company in accordance with the plan of liquidation would provide the maximum value reasonably available to stockholders and adopted the plan of liquidation. The board also instructed management to continue to pursue the purchase or license of some or all of the Company’s intellectual property and related assets with various parties that had expressed a serious interest, and to bring to the board’s attention other potentially viable alternative transaction proposals which the Company received, including proposals for the acquisition of the entire Company or all or substantially all its assets.

      On October 31, 2003, Piper Jaffray terminated its engagement as the Company’s financial advisor. As a result, the transaction fee which would have been payable to Piper Jaffray upon an acquisition of a majority equity interest in the Company or an acquisition of all or substantially all the Company’s assets and assumption of all or substantially all of the Company’s liabilities will not be payable upon such an acquisition or in connection with any other transaction involving the Company.

Reasons for Adopting the Plan of Liquidation on October 21, 2003

      Prior to the meeting on October 21, 2003, our board was informed continuously of our business affairs and financial condition, and at numerous meetings considered alternatives and strategies with a view to achieving the maximum value for stockholders. Based on our deteriorating financial performance, the advice of Piper Jaffray described in the penultimate paragraph under “Review of Alternatives Through October 21, 2003”, the minimal or zero value attributed to our operating business by potential merger partners, and our board’s own assessment of our future prospects, our board determined that it would not be advisable or in the best interest of our stockholders to continue to operate on an independent basis for the long term. Despite devoting substantial time, effort and resources, we had not been successful in identifying a buyer or strategic partner willing to firmly commit to acquire the Company on financial and other terms which our board viewed as reasonably likely to provide greater realizable value to our stockholders than the complete liquidation and dissolution of the Company in accordance with the plan of liquidation. Our board determined that in the absence of such a transaction, and given that, in the view of the board, continuing to operate independently was untenable as it would mean continued net losses and ultimately business failure, liquidation and dissolution of the Company in accordance with the plan of liquidation was the best alternative in that it would minimize further erosion of stockholder value from continued net losses, and liquidating distributions pursuant to the plan of liquidation, including possible distributions of potential cash proceeds from sales, licenses or other dispositions of the Company’s intellectual property and other assets, would thus provide the maximum value reasonably available to stockholders. As noted in the penultimate paragraph under “Review of Alternatives Through October 21, 2003”, in reaching this determination the board considered management’s updated estimate of a range of liquidation values from $0.33 to $0.41 per share. In particular, the board considered the differences in certain key assumptions, such as estimated proceeds from potential sales of intellectual property assets and the cost of possible additional insurance coverage with respect to the pending litigation related to our initial and follow-on public offerings, which contributed significantly to the differential between the low and high end of the range of liquidation values. Because none of the directors is an officer or employee of the Company and no director has any interest in the plan of liquidation other than as a stockholder, the board did not view it as necessary to, and did not, appoint an independent committee to determine whether liquidation and dissolution is in the best interest of unaffiliated stockholders.

      In reaching the foregoing determination, the board of directors considered the risks associated with the plan of liquidation that are described in the section of this proxy statement entitled “Certain Risks Relating to the Plan of Liquidation”. The board concluded that, despite these risks, in view of the considerations described above, the plan of liquidation was the action that was most likely to provide the maximum value reasonably available to stockholders.

Developments Since Adoption of the Plan of Liquidation

      Since adoption by the board of directors on October 21, 2003 of the plan of liquidation, the Company has received, and with the assistance of Candlewood and Skadden Arps, the board of directors has reviewed and carefully considered, various proposals to acquire the Company. These proposals include various proposals made by Obsidian prior to its commencement of its unsolicited exchange offer, proposals made by an American stock exchange listed company, referred to as the AMEX company, which had previously expressed an interest in acquiring the Company in a stock-for-stock “merger of equals”, a proposal made public by MicroSkills San Diego, LP, or Microskills, whereby the Company would acquire MicroSkills in exchange for newly issued shares of Company common stock with the existing owners of MicroSkills receiving 49.99% of the Company’s common stock, various combined cash and stock proposals made by a publicly traded company based in the Boston, Massachusetts area, referred to as the Boston-based company, which also had previously expressed an interest in acquiring the Company in a stock-for-stock merger, and proposals by various other parties whereby either we would invest in these parties or they would invest in us, and they would assume control of the Company and implement asset redeployment strategies including, in the case of one such proposal, through the acquisition by the Company of such other party in exchange for newly issued shares of Company common stock. On December 30, 2003, we entered into an agreement with Thalveg Data Flow LLC, or Thalveg, to sell to Thalveg our patent portfolio for $1.8 million in cash. Thalveg is not an affiliate of the Company and the terms of our agreement with Thalveg, including the $1.8 million purchase price, were determined through arms-length negotiations. The agreement includes a royalty-free license back to the Company under the patents, patent licenses and pending patent applications being transferred. The transaction does not involve any of our other intellectual property rights or assets, including our proprietary software products, which remain with the Company. Consummation of this transaction is subject to stockholder approval, as part of the plan of liquidation or otherwise. The Company decided to enter into this agreement with Thalveg because, as described below, the price offered by Thalveg for our patent portfolio alone ultimately exceeded the price offered by a potential purchaser of all the Company’s non-cash assets (including the patent portfolio). We also granted to a software company a non-exclusive source code license to a portion of our intellectual property for cash payments of $325,000. Under the license agreement, we will also provide certain consulting and support services to the licensee for additional cash payments of $75,000. For additional information concerning the patent portfolio sale agreement with Thalveg and the non-exclusive source code license agreement, see “The Plan of Complete Liquidation and Dissolution — Intellectual Property Sale and License Agreements”. On December 30, 2003, the board of directors also determined that, in the absence of a definitive agreement to acquire the Company on terms which the board believes would provide substantial transaction certainty and higher realizable value to stockholders than liquidation and dissolution in accordance with the plan of liquidation, we should proceed with the plan of liquidation. Accordingly, the board reaffirmed the plan of liquidation and its recommendation that stockholders vote in favor of the plan. Also on December 30, 2003, the board of directors unanimously determined that Obsidian’s exchange offer was financially inadequate and not in the best interests of our stockholders, and unanimously recommended that our stockholders reject Obsidian’s exchange offer and not tender their shares to Obsidian. A detailed description of the background of the Obsidian exchange offer, the various other acquisition proposals mad e by Obsidian, and the reasons for the determination and recommendation of our board of directors with respect to Obsidian’s exchange offer, is set forth in our Solicitation/ Recommendation Statement on Schedule 14D-9 which has been filed with the SEC and mailed to our stockholders. In light of the continuing interest expressed by various parties in a possible acquisition of the Company, on January 9, 2004, we publicly announced procedures for the submission of best and final acquisition proposals. Our board of directors subsequently carefully considered and reviewed with Candlewood and our outside legal counsel the proposals that were properly submitted in response to this announcement and determined that implementation of the plan of liquidation, rather than pursuing and entering into any of such transactions, is the course most likely to obtain the highest value reasonably available to stockholders. Accordingly, the board authorized the Company to continue to proceed expeditiously to seek stockholder approval of, and implement, the plan of liquidation. These developments are described more fully below.

      Shortly after the October 21, 2003 board meeting at which the plan of liquidation was approved, we began serious negotiations with a public company regarding the sale of substantially all of our non-cash assets. By approximately mid-November, 2003, the terms of an asset purchase agreement with the public company had been substantially negotiated. However, at about this same time, we received an offer to acquire our patent portfolio for a cash purchase price equal to the cash price proposed to be paid by the public company for substantially all of our non-cash assets, including our patent portfolio.

      On November 13, 2003, we received a letter addressed to our board of directors from Obsidian stating that, “subject to completing confirmatory due diligence, Obsidian is prepared to offer NETP shareholders the opportunity to receive $.20 in cash and 0.6 of a share of Obsidian common stock per share of NETP common stock.” That same day Obsidian publicly announced this letter. Shortly after this announcement, Mr. Donnelly was contacted by the Boston-based company, which also had previously expressed an interest in acquiring the Company in a stock-for-stock merger. As with the other contacts from potential acquirors, Mr. Donnelly invited the Boston-based company to submit a written proposal.

      On November 18, 2003, our board of directors met to review the status of possible asset sale transactions and of proposals to acquire the Company in its entirety which had been received. In addition to the directors, Mr. Donnelly and a representative of Skadden Arps attended this meeting. Mr. Donnelly reported on the status of discussions and negotiations with the potential purchaser of substantially all our non-cash assets, and the potential purchaser of our patent portfolio and, in particular, his efforts to structure these transactions to allow us to sell our patent portfolio while enabling the potential purchaser of substantially all our non-cash assets to proceed with its proposed transaction but instead of purchasing, receive a license under, our patent rights, thereby achieving maximum value from the two transactions. The board instructed Mr. Donnelly to continue to pursue this possibility. Mr. Donnelly also reported on his efforts to obtain one or more non-exclusive source code or OEM license transactions. At the meeting on November 18, 2003, Mr. Donnelly and the representative of Skadden Arps also reviewed with the board the acquisition proposal set forth in Obsidian’s November 13th letter and a written proposal from the AMEX company for a stock-for-stock merger “priced at market.” In addition, Mr. Donnelly indicated that he expected to receive shortly a written acquisition proposal from the Boston-based company.

      Also at this meeting, it was noted that, by letter dated October 31, 2003 which the Company received on November 4, 2003, the Company’s financial advisor, Piper Jaffray had resigned. A representative of Piper Jaffray stated to the Company’s president and chief financial officer that Piper Jaffray had resigned because the board of directors had approved the plan of liquidation. Under the Company’s engagement letter with Piper Jaffray, no transaction or “success” fee was payable in connection with sales or other dispositions of the Company’s intellectual property or other assets undertaken in anticipation or as part of the liquidation and dissolution of the Company, except for a sale of all or substantially all of the Company’s assets in which the purchaser assumed all of the Company’s liabilities. The directors therefore discussed the advisability of retaining a new advisor, particularly since the recent acquisition proposals that had been received involved, and such proposals that were likely to be received would in all likelihood involve, consideration in the form of stock. Accordingly, the board directed Mr. Donnelly to explore the possibility of engaging a financial advisor and, given the importance of minimizing cash burn and cash commitments, to seek to structure an arrangement at a reasonable cost and preferably without an “incentive” or “success” fee.

      Following this meeting, in order to keep the parties which had recently submitted written acquisition proposals apprised, on November 19, 2003 the Company delivered a letter to each of the parties who had submitted proposals which were discussed at the November 18th board meeting, including Obsidian, stating that the board of directors was considering and evaluating its proposals and advising each such party that, in light of Piper Jaffray’s termination of its engagement, the board of directors had directed the Company to explore the possibility of engaging a financial advisor in evaluating such party’s proposal, as well as other proposals which had been or might be received.

      At a brief meeting held on November 21, 2003, the board authorized the retention of, and on this same date the Company retained, Candlewood to assist the Company and the board in evaluating and comparing acquisition proposals to each other and to liquidation, assist management in preparing, or separately prepare, an updated liquidation analysis, and if requested, render a fairness opinion to the board with respect to the consideration to be received by stockholders in an acquisition of the entire Company.

      Also on November 21, 2003, the Company received a written proposal from the Boston-based company providing for a merger transaction in which the Company’s stockholders would receive a specified value in cash and stock of the Boston-based company, subject to due diligence and satisfaction of other customary conditions and execution of a definitive agreement.

      Following the retention of Candlewood, our management, Candlewood and Skadden Arps had discussions with various parties, including Obsidian, the AMEX company, MicroSkills and the Boston-based company, regarding a possible transaction. During this same time, we continued to pursue the sale or license of our non-cash assets to one or more parties.

      The board of directors met again on December 10, 2004. Representatives of Skadden Arps and Candlewood were in attendance in addition to Mr. Donnelly. Mr. Donnelly reported that the potential purchaser of the Company’s patent portfolio had increased its offer to a level where it was likely superior to the proposed transaction involving the sale of substantially all of the Company’s operating assets. He also confirmed he was reasonably confident that if the patent portfolio sale agreement was entered into but the agreement for sale of substantially all of the Company’s other non-cash assets was not, that he would be able to negotiate and close one or more non-exclusive source code licenses involving cash payments to the Company in the range of $.01-$.02 per share. Also at this meeting, representatives of Candlewood reviewed the current status of the merger proposals that had been received, as well as profiles of the various companies making proposals. At the conclusion of the meeting, the board of directors authorized management to seek to finalize the agreement for the sale of our patent portfolio and the agreement for the sale of our other non-cash assets on the most favorable terms obtainable. The board directed Candlewood to continue discussions with potential acquirors which sought to do so, complete its review and evaluation of any additional information provided by potential acquirors and to prepare and present as soon as practicable at a meeting of the board a comparative summary of the various acquisition proposals, as well as an updated liquidation analysis.

      On December 11, 2003, Obsidian issued a press release announcing its intention to make an exchange offer for shares of our common stock directly to our stockholders. On December 15, 2003, Obsidian filed a Schedule TO and a registration statement on Form S-4 with respect to the shares of Obsidian common stock issuable pursuant to its exchange offer.

      On December 17, 2003, the board of directors met again briefly. This meeting was attended by Mr. Donnelly and representatives of Candlewood and Skadden Arps, in addition to the directors. The board received an update on the status of the intellectual property sale transactions which we had been pursuing. The board directed management to continue to try to achieve a transaction or transactions whereby we would sell our patent portfolio to Thalveg, with the potential purchaser of substantially all our other non-cash assets receiving a license under our patent rights, and also sell substantially all our other non-cash assets to such potential purchaser, perhaps at a reduced price from that originally agreed. In light of the possibility that the potential purchaser of substantially all our non-cash assets would ultimately not agree to this, the board also instructed management to promptly seek to finalize the patent purchase agreement with Thalveg as soon as possible, and to continue to pursue and, if possible, finalize, one or more non-exclusive source code license agreements. At this meeting, the board was also updated on Obsidian’s exchange offer, Candlewood’s progress in completing its liquidation analysis and analyses related to Obsidian’s exchange offer to be presented to the board as soon as practicable, and the purported stockholder class action litigation which had been filed challenging the board’s approval and adoption of the plan of liquidation.

      On December 22, 2003, the board of directors met again. This meeting was attended by Mr. Donnelly and representatives of Candlewood and Skadden Arps, in addition to the directors. At the meeting, Candlewood presented its analysis of the estimated amounts that would be distributed to stockholders if the plan of liquidation were implemented. The analysis concluded that the expected distribution ranged from $0.41 to $0.45 per share, or $41 to $45 for each 100 shares. Candlewood’s liquidation analysis is described below under “Summary of liquidation analysis.” Representatives of Candlewood then discussed their financial analysis of Obsidian and its exchange offer and indicated to the board that, based on that analysis and as of that date, if requested by the board, they would be prepared to deliver a written opinion to the effect that the value of the consideration offered to our stockholders in the exchange offer was inadequate, from a financial point of view, to our stockholders (other than Obsidian and its affiliates). Candlewood’s financial analysis of Obsidian and its exchange offer is summarized below under “Opinion of Candlewood Partners.”

      After lengthy discussion concerning the Candlewood presentations, a representative of Skadden Arps summarized for the board of directors the operation and potential effect of our stockholder rights plan with respect to Obsidian’s exchange offer and other unsolicited tender offers or exchange offers which might be made, and with respect to the special stockholder meeting which was proposed to be convened to vote on the plan of liquidation, and various actions which the board might wish to consider in that regard. After further discussion, the board of directors adopted an amendment to the Company’s stockholder rights plan. The rights plan amendment, among other things, clarifies that stockholders who enter into voting agreements or understandings solely regarding voting on the proposed plan of liquidation will not be deemed to beneficially own the shares owned by the other parties to such agreements or understandings. The amendment is intended to allow stockholders to freely consult with one another, form groups, and enter into agreements, with respect to voting at the special meeting on the plan of liquidation, without triggering the rights under our stockholder rights plan. A copy of this amendment to our stockholder rights plan was filed with the SEC on December 23, 2003 as an exhibit to a current report on Form 8-K.

      Also at this meeting, Mr. Donnelly reported that the potential purchaser of substantially all our non-cash assets had refused to proceed with a transaction whereby it would receive a license under, rather than acquire outright, our patent portfolio. He also reviewed for the board the terms of the patent purchase agreement with Thalveg and of the non-exclusive source code license agreement, which had been substantially finalized. At the conclusion of this meeting, the board determined to adjourn the meeting until December 30, 2003 to allow the directors to review the Candlewood analyses further, and in general to give further consideration to Obsidian’s exchange offer and the proposed patent purchase and source code license transactions.

      On December 23, 2003, the Company issued a press release reporting the amendment to its stockholder rights plan described above and that Obsidian’s exchange offer was under consideration by its board of directors. Thereafter, representatives of Candlewood contacted various parties with which Candlewood had been engaged in discussions regarding their respective acquisition proposals. The Candlewood representatives indicated that, as reported in the Company’s press release, the Company was considering Obsidian’s exchange offer, and that if the Company’s board of directors determined not to support Obsidian’s exchange offer, they believed the Company would be prepared to continue discussions with parties who were willing to promptly and diligently pursue a definitive acquisition agreement that would provide substantial transaction certainty and higher realizable value to stockholders than the plan of liquidation.

      On December 30, 2003, the adjourned board meeting of December 22nd was reconvened. Mr. Donnelly and representatives of Skadden Arps and Candlewood attended the meeting, in addition to the directors. At this meeting, the representatives of Candlewood advised the board that there had been no material changes to their analyses presented on December 22, 2003 and that they were prepared to issue a written opinion as to the adequacy, from a financial point of view, of the consideration offered to our stockholders (other than Obsidian and its affiliates) in Obsidian’s exchange offer. The Candlewood representative also confirmed Candlewood’s liquidation analysis presented to the board on December 22, 2003. Candlewood then delivered their opinion to the effect that, as of December 30, 2003, the value of the consideration offered to our stockholders in Obsidian’s exchange offer was inadequate, from a financial point of view, to our stockholders (other than Obsidian and its affiliates). A copy of the Candlewood opinion, which sets forth the matters considered, assumptions made and limitations on the review undertaken by Candlewood is included as Annex B to this proxy statement. After further discussion among and between the members of the board and the representatives of Skadden Arps and Candlewood, the board unanimously determined that Obsidian’s exchange offer was financially inadequate and not in the best interests of the Company’s stockholders and unanimously recommended that our stockholders reject Obsidian’s exchange offer and not tender their shares to Obsidian.

      Also at this meeting, the board authorized the execution of the patent purchase agreement providing for the sale of our patent portfolio to Thalveg, and of the non-exclusive source code license, summarized for the board on December 22, 2003. The board also received from Candlewood a status update on various acquisition proposals, including from the AMEX company, Microskills, the Boston-based company and various parties proposing an investment transaction as part of an asset redeployment strategy. The board also unanimously concluded that, assuming there were no developments, events or circumstances which would result in an adverse change to the results of the Candlewood liquidation analysis, and assuming the cash consideration payable to us pursuant to the patent purchase and non-exclusive source code license transactions is received by the Company as reflected in the conservative case set forth in Candlewood’s liquidation analysis, an initial distribution estimated to be approximately $0.40 per share could be made to stockholders shortly after stockholder approval and adoption of the plan of liquidation. The board also determined that, in the absence of a definitive agreement to acquire the Company on terms which would provide substantial transaction certainty and higher realizable value to stockholders than liquidation and dissolution in accordance with the plan of liquidation, we should proceed with the plan of liquidation. Accordingly, the board reaffirmed the plan of liquidation and its recommendation that stockholders vote in favor of the plan. However, the board directed management, with the assistance of Skadden Arps and Candlewood, to continue discussions with any potential acquirors who were willing to promptly and diligently pursue, in a manner consistent with our objective of minimizing cash expenses, a definitive agreement to acquire the Company on terms which would provide substantial transaction certainty and higher realizable value to stockholders than implementing the plan of liquidation.

      In view of the continuing interest expressed by various parties in a possible acquisition of or other change of control transaction with the Company, on January 9, 2004, we publicly announced procedures for the submission of best and final acquisition proposals. In response to that announcement, we received nine submissions, including the previously announced agreement submitted by Obsidian proposing an acquisition of the Company for the same consideration offered by Obsidian in its pending exchange offer, with certain additional conditions, and submissions from the AMEX company, Microskills and an investment firm which had previously proposed to invest in the Company and implement an asset-redeployment strategy. On January 23, 2004, Candlewood received a letter from Acclaim in response to the letter of January 21, 2004 sent by Candlewood to Obsidian (which letter is included as Exhibit 12 to our Schedule 14D-9). In the January 23rd letter, Acclaim stated that Obsidian was in the process of compiling additional information for submission to Candlewood that would assist Candlewood and the Company’s board of directors in evaluating Obsidian proposal, and anticipated being in a position to provide Candlewood with the information early in the week of January 26, 2004. In its letter of January 21, 2004, Candlewood had stated that any information which Obsidian decided to provide must be provided by noon, eastern standard time, on Friday, January 23, 2004. As of February 5, 2004, no such information had been provided.

      At a meeting on January 26, 2004 attended by representatives of Candlewood and Skadden Arps and by Mr. Donnelly, in addition to the directors, the board determined that these four submissions were the only submissions that either complied with, or reflected a good faith effort to comply with, the previously announced procedures, or otherwise merited further consideration and review.

      The AMEX company’s submission contemplated a stock-for-stock merger whereby each outstanding share of our common stock would be converted into a fraction of a share of non-voting common stock of the AMEX company having a value equal to a pre-determined fixed price. For this purpose, the value of the AMEX company non-voting common stock would be the lesser of the average closing price per share of such non-voting common stock over the 30 trading days prior to the signing of the definitive merger agreement or over 5 trading days immediately prior to the stockholder vote on the proposed merger. However, if the average closing sales price per share of such non-voting common stock over a period (which was left unspecified in the AMEX company’s submission) prior to the AMEX company’s delivery to us of a termination notice fell below a specified price (which price reflected an approximate 10% reduction from the closing sales price per share of such non-voting common stock on the date of the AMEX company’s final submission), then the AMEX company would have the right to terminate the merger agreement upon the payment of a specified termination fee. The AMEX company’s submission did not set forth a proposed fixed price per share of our common stock. Rather it indicated that the fixed price per share of our common stock would be established at the signing of the definitive merger agreement on a basis which, according to the AMEX company, would value our assets using the “Aggressive” case valuation set forth in Candlewood’s liquidation analysis, with historic liabilities and accruals being valued at the stated amount on our books at the time of pricing, future net operating costs being valued based on our management’s reasonable estimate of income, costs and expenses through the anticipated closing date of the proposed transaction and other liabilities and obligations generally being valued based on our management’s reasonable estimates at the time of pricing, such that, according to the AMEX company, our stockholders would be “no worse off than in a liquidation scenario.” Specifically, the AMEX company’s submission stated that deferred revenue and customer obligations would be valued at the sum of “(i) 50% of management’s best estimate of such net liabilities, up to the $200,000 estimate included in your liquidation analysis, and (ii) 100% of such estimate thereafter.” The submission stated further that “restructuring obligations” would be valued based on our management’s reasonable estimate at the time the transaction was priced and any “restructuring obligations” that would be avoided as a result of the proposed merger would be eliminated, that employee severance and benefits would be valued based on our management’s reasonable estimates, but in any event at a value no greater than that which would be incurred if the Company were to adopt a liquidation approach, that “new litigation” would be valued “at the spread, if any, between the amounts spent defending the Shareholder Litigation through the pricing date and the $250,000 deductible on the insurance policy,” that “this same methodology would be applied to the Securities Class Action” and that there would be a single “pool” to deal with other contingencies and with other operating and wind down costs not previously specified. With respect to the amount of this “pool”, the AMEX company’s submission stated that it “suggested a figure of $750,000, but we are willing to reduce this figure to the extent NetP’s management can demonstrate to our reasonable satisfaction that this figure is in any way unreasonable.” In describing its proposal, the AMEX company stated that “[W]e are not looking to make any money off the spread between the value of NetP’s assets and the amount that we pay to NetP’s stockholders, and have even stated our willingness to share with your stockholders the underwriting or private placement fee that would otherwise be payable by [the AMEX company], if we were to raise a similar amount of capital in a public offering or private placement.”

      The AMEX company’s submission provided that the fixed price per share of our common stock would be subject to downward adjustment for costs and expenses incurred prior to the closing of the proposed transaction for which the Company is or may liable arising from defending and/or settling stockholder lawsuits seeking to enjoin the proposed transaction, as well as costs and expenses incurred prior to the closing of the proposed transaction in connection with our compliance with federal securities laws other than those relating to the proxy statement or the holding of the special stockholders meeting relating to the proposed transaction. The fixed price would also be reduced for additional amounts paid or payable to Candlewood (other than 50% of the cost, up to $100,000, of the cost of any fairness opinion by our board required in connection with the proposed transaction) and/or to the Company’s legal counsel with respect to services performed in addition to those taken into account for purposes of Candlewood’s liquidation analysis, other than such costs and expenses incurred by the Company for legal counsel with respect to the proxy statement and/or the holding of the special stockholders meeting relating to the proposed transaction. As additional consideration, the AMEX company’s submission stated that the AMEX company was willing to offer our stockholders a “right” having a six-month term to purchase one additional share of the AMEX company’s non-voting common stock for each such share received in the proposed merger, at a price equal to the price used to consummate the proposed merger. According to the AMEX company, using a Black Scholes analysis, this “right” “has an aggregate value in the region of $2.4 million, or $0.08 per share assuming 29.5 million shares of NetP stock outstanding.” In response to Candlewood’s previous suggestions to the AMEX company that its proposals to acquire the Company could be improved by including some cash component in the consideration, the AMEX company’s submission stated that “we do not believe that we would be in a position to offer this” because “[W]e are taking a great deal of going forward risk with this deal” and thus “[W]e need to raise as much capital as possible in order to, in essence, spread this risk over that capital”, and because “[A]s we understand applicable Delaware law, if any portion of the purchase price is cash (other than cash needed for payments in lieu of the issuance of fractional shares), then appraisal rights will kick in” and “[W]e would not be getting the benefit of our bargain if any material portion of the NetP stockholders were to for any reason exercise their appraisal rights.” The transaction proposed by the AMEX company was subject to various closing conditions, including approval by our stockholders and a requirement that as of the closing date we have cash and cash equivalents, calculated net of book liabilities, of not less than $12 million.

      Following the AMEX company’s submission on January 19, 2004 in which it stated its belief that its pricing methodology would produce a price per share of Company common stock “in the range of $0.47 to $0.49”, and since that methodology, to a large extent, valued Company expenses and obligations based on our management’s “reasonable estimates”, Candlewood and Mr. Donnelly contacted a representative of the AMEX company in an effort to understand the AMEX company’s assumptions on which it based its stated expected price range of $0.47 to $0.49 per share of our common stock and thus to ascertain what the actual value of the AMEX company’s proposal might be. Following this discussion, Candlewood and Mr. Donnelly evaluated the AMEX company’s submission in light of their understanding of the AMEX company’s assumptions, and concluded that the substantial cost savings in such assumptions regarding wind-down costs, severance and fulfilling customer obligations could not be achieved and, accordingly, that utilizing management’s reasonable estimates, and after applying estimated downward adjustments, as contemplated by the AMEX company’s January 19, 2004 submission (which did not include the “purchase right”), would yield an estimated price range for our common stock of approximately $0.41 to $0.42 per share, rather than $0.47 to $0.49 per share as stated in the AMEX company’s January 19, 2004 submission. In its supplemental submission described in the immediately preceding two paragraphs, the AMEX company did not indicate, as it had in its initial submission, its belief as to the price or price range per share of our common stock which its pricing methodology would yield. Instead it simply stated that, “[Assuming a purchase price of $0.48 [per share] and 29.5 million shares of NetP stock outstanding, the former stockholders of NetP would own approximately 10% of the surviving company.”

      The transaction proposed in Microskills’ submission was substantially similar to that previously proposed by it, namely a so-called “reverse IPO” whereby the Company would acquire Microskills in exchange for newly issued shares of Company common stock with the existing owners of Microskills receiving 49.99% of the Company’s common stock on a fully diluted basis. The Microskills proposal was conditioned on, among other things, our having cash at closing of at least $10.5 million.

      The transaction proposed in the investment firm’s submission contemplated an investment in the Company of up to $5 million in exchange for non-voting convertible securities which would have no liquidation preference and would be pari passu with our common stock, constituting, on an as-converted and fully diluted basis, 19.9% of the Company’s outstanding common stock, at a price per share equal to the amount of the Company’s net cash per share of Company common stock determined in substantially the manner reflected in Candlewood’s liquidation analysis and subject to adjustment within 90 days after the closing for any material post-closing discrepancies. At the closing of the proposed investment, the investment firm would be entitled to designate three directors and to require some or all of our current directors to resign. According to the investment firm, the purpose of the investment would be to execute an asset redeployment strategy whereby our cash would be used to acquire an operating business or businesses that could serve as a platform for future growth, while taking advantage, and thus enabling our stockholders to realize the value, of our federal income tax net operating loss carry-forwards. The proposal did not contemplate any cash distribution to our stockholders, nor were any particular businesses identified as possible acquisition candidates.

      In the case of Obsidian’s submission, since the financial terms of their proposed merger were the same as those of Obsidian’s exchange offer, the board determined, after receiving Candlewood’s confirmation that there had been no material change in Candlewood’s analysis and conclusion regarding Obsidian and its exchange offer previously provided to the board, not to pursue or enter into discussions with Obsidian with respect to its proposed merger agreement. The Company’s board of directors carefully considered and reviewed with Candlewood and Skadden Arps the financial and other material terms and conditions of the transactions proposed in the three other submissions described above. In addition, the board briefly reviewed with Candlewood and Mr. Donnelly the $0.41 to $0.45 range of estimated distributions reflected in Candlewood’s liquidation analysis presented to the board at its meeting on December 22, 2003 and confirmed at its meeting on December 30, 2003. The board requested that, particularly in light of the significant attorneys fees in connection with the ongoing SEC review process with respect to this proxy statement, Candlewood review with Mr. Donnelly in detail the liquidation analysis and underlying assumptions to determine if any modification in the range of estimated distributions was required, and report back to the board. To allow for this, and to enable the directors to give further consideration to the three acquisition proposal submissions described above, the board determined to adjourn the meeting and to attempt to reconvene later in the week.

      On January 29, 2004, the adjourned board meeting of January 26, 2004 was continued. One of the directors was unable to attend due to conflicting international travel. Representatives of Skadden Arps, Candlewood and Mr. Donnelly attended the meeting, in addition to two directors. At this meeting, Candlewood confirmed the $0.41 to $0.45 range of estimated distributions reflected in its liquidation analysis. In addition, the directors discussed further with Candlewood, Skadden Arps and management the three acquisition proposals described above. Based on its consideration and review of these proposals at its meeting on January 26, 2004, and the further deliberations of the two directors at this reconvened meeting, the two directors at this meeting determined that implementation of the plan of liquidation, rather than pursuing and entering into any of such transactions, was the course most likely to obtain the highest value reasonably available to stockholders. Accordingly, the Company was authorized to continue to proceed expeditiously to seek stockholder approval of, and implement, the plan of liquidation. This action was subsequently confirmed and ratified by unanimous action of all of the directors.

      As described in the second preceding paragraph above, in reaching its determination that implementation of the plan of liquidation, rather than pursuing and entering into any of the four transactions (including Obsidian’s proposed merger) described above, was the course most likely to obtain the highest value reasonably available to stockholders, the board carefully considered the financial and other material terms and conditions of the transactions proposed in the three submissions described above.

      With respect to the AMEX company’s submission, the board considered, in particular, the following:

•	As described above, the lack of a fixed price proposed by the AMEX company, and the various downward price adjustments which were part of the AMEX company’s submission, made determination of the actual value of the AMEX company’s proposal problematic;

•	Using nominal merger consideration of $.45 per share solely for purposes of conducting its financial analyses (as described above, Candlewood and the Company’s management believe that, excluding the “purchase right” proposed by the AMEX company in its supplemental submission, a fixed price per share of Company common stock estimated to be in the range of approximately $0.41 to $0.42 per share would likely result from the AMEX company’s pricing methodology using “management’s reasonable estimates”, and after applying estimated downward adjustments, as contemplated by the AMEX company’s submission), Candlewood’s financial analyses of the AMEX company and its submission yielded values for the stock consideration offered by the AMEX company (excluding the “purchase right” proposed by the AMEX company in its supplemental submission) ranging (after excluding the median imputed value from an EBITDA based valuation of $0.05 per share of Company common stock, or approximately 12.1% of the expected initial $0.40 per share liquidating distribution, and approximately 11.6% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis) from a low of $0.25 per share of Company common stock, or approximately 63.0% of the expected initial $0.40 per share liquidating distribution, and approximately 58% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis, representing the median imputed value of such stock consideration offered by the AMEX company from a revenue based valuation, to a high of $0.41 per share of Company common stock, or approximately 102.6% of the expected $0.40 per share initial liquidating distribution, and approximately 95.3% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis, representing the net present value of such stock consideration offered by the AMEX company, after giving effect to a median “blockage” discount to reflect the limited trading market for the AMEX company’s non-voting common stock and the resultant period of time (calculated by Candlewood to be approximately 17.7 months) that would be required for the Company’s stockholders to sell the shares of AMEX company non-voting common stock that would be received in the proposed merger;

•	The foregoing values yielded by Candlewood’s financial analyses described in the immediately preceding “bullet,” after including the “purchase right” proposed by the AMEX company in its supplemental submission (again excluding the median imputed value from an EBITDA based valuation of $0.13 per share of Company common stock, or 32.1% of the expected initial $0.40 per share liquidating distribution, and approximately 30.2% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis, and assuming a nominal value for the purchase right of $0.08 per share of Company common stock of such stock consideration offered by the AMEX company (the value attributed to the purchase right by the AMEX company), ranged from a low of $0.33, or approximately 83% of the expected initial $0.40 per share liquidating distribution, and approximately 76.7% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis, to a high of $0.49, or approximately 122.6% of the expected initial $0.40 per share liquidating distribution, and approximately 114% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis;

•	Voting control of the AMEX company was quite concentrated, and the Company’s stockholders would receive non-voting stock in the proposed merger, and thus if the proposed transaction were consum-

mated the former Company stockholders would have no ability to influence or affect the future management or policies of the AMEX company;

•	The risks associated with the AMEX company’s businesses, and, in particular, the fact that, based on Candlewood’s discussions with a representative of the AMEX company, the cash which the AMEX company would obtain through an acquisition of the Company would, by itself, be insufficient to meet its requirements to develop certain foreign real estate which, was the principal use for such cash;

•	The one-way “collar” in the AMEX company’s proposed definitive merger agreement which would allow the AMEX company to terminate the merger agreement upon payment of a specified termination fee in the event of an approximate 10% drop (over an unspecified period of time) in the closing sales price of the AMEX company’s non-voting common stock, and, in the board’s view, the materially adverse consequences to the Company of such a termination even if the termination fee were paid;

•	The requirement in the AMEX company’s proposed definitive merger agreement that our board act to exempt the AMEX company from the operation of Section 203 of the Delaware General Corporation Law and the Company’s rights plan, not only with respect to the proposed merger, but also with respect to any other purchases by the AMEX company of Company common stock, which, in the view of board would allow the AMEX company to accumulate a substantial, and even potentially controlling, position in the Company pending consummation of the merger, thereby allowing the AMEX company to substantially influence, or even dictate, the Company’s future if the proposed transaction were terminated, including as a result of the Company’s exercise of its “fiduciary out” termination right or termination as a result of failure to obtain stockholder approval (except that in the event of termination due to the AMEX company’s breach or exercise of its price “collar” termination right described above, the AMEX company would agree to vote its shares of our common stock in excess of 15% of the outstanding shares of our common stock on a fully diluted basis in proportion to the way in which all other shares of our common stock were voted on any issue presented to any annual or special meeting of our stockholders);

•	In the board’s view, the substantial risk of failure of stockholder approval, which view was based on communications from various substantial stockholders to the Company indicating a strong aversion to any stock consideration (other than a highly liquid widely traded stock) and statements made by an AMEX company representative to the Company’s outside counsel that it was essential that the AMEX company have the right to purchase shares of Company common stock as described in the immediately preceding “bullet”, since he understood at least two significant stockholders holding approximately 25% of the Company’s outstanding common stock (which two stockholders had also communicated their preference to the Company as described above in this “bullet”) would favor liquidation, and thus the AMEX company would need to be able to “buy off” such stockholders (that is, acquire their shares for cash) and perhaps others as a means of helping to assure stockholder approval of the AMEX company’s proposed transaction;

•	The fact that the manner of determining the value of the AMEX company non-voting common stock for purposes of the proposed merger would generally allow the Company’s stockholders to participate in any appreciation in the trading price of such stock between the date the proposed merger agreement was entered into and the date of the stockholders meeting to vote on the proposed merger, without downside risk if such trading price decreased during this period, and the possibility of subsequent appreciation in the value of such stock after the merger for those former Company stockholders who elected to retain, rather than sell, shares of such stock after the merger; and

•	If consummated, the proposed merger with the AMEX company would eliminate any remaining uncertainties inherent in liquidation, and, in particular, uncertainties regarding the amount and timing of liquidating distributions following the initial cash distribution.

      With respect to the Microskills submission, the board considered, in particular, the following:

•	Candlewood’s financial analyses of Microskills and its submission yielded values for the common stock of the Company, immediately after giving effect to the proposed transaction, which would be held by holders who were stockholders of the Company immediately prior to the proposed transaction, of $0.34 per share of Company common stock, or approximately 85.2% of the expected initial $0.40 per share liquidating distribution, and approximately 79% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis, representing the median imputed value from a revenue based valuation, $0.26 per share of Company common stock, or approximately 64.5% of the expected initial $0.40 per share liquidating distribution, and approximately 60.5% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis, representing the derived book value of such Company common stock, and $0.37 per share, or approximately 93.7% of the expected initial $0.40 per share liquidating distribution, and approximately 86% of the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis, representing the derived equity value of such Company common stock;

•	The uncertainties and risks associated with Microskills’ business, and, in particular, Microskills’ relatively small size compared to its competitors and, in the board’s view, the resultant possibility that Microskills would be unable to compete effectively in the longer, and perhaps the near, term without substantial rapid growth which would require significant additional capital that Microskills might be unable to obtain;

•	The absence in the proposed transaction of a liquidity event for the Company’s stockholders;

•	The likelihood that, unless the trading price of the Company’s common stock exceeded $1.00 per share relatively soon after the proposed transaction, the Company’s common stock would be delisted from the Nasdaq National Market thereby reducing stockholders’ liquidity;

•	In the board’s view, the substantial risk of failure of stockholder approval, which view was based on communications from various substantial stockholders to the Company indicating a strong aversion to any stock consideration (other than a highly liquid widely traded stock);

•	The possibility that the transaction and the ongoing business of the post-transaction company would allow our stockholders to realize the value of our federal income tax net operating loss carryforwards and profits generated by Microskills that could be shielded from federal income taxes; and

•	If Microskills was able to compete successfully and grow its business, and such success and growth were reflected in an increase in the trading price of the Company’s shares, the Company’s stockholders who elected to retain, rather than sell, their shares of our common stock following the proposed transaction would be able to realize additional value from such increase.

      With respect to the investment firm’s submission, the board considered, in particular, the following:

•	Candlewood’s inability to analyze the value of the Company’s common stock after giving effect to the proposed transaction, other than by reference to another transaction involving the investment firm which the investment firm viewed as substantially similar where the analogous company’s common stock traded at a significant premium to cash following the investment firm’s assumption of control of such company;

•	The uncertainties and risks associated with any asset redeployment strategy;

•	The likelihood that, unless the trading price of the Company’s common stock exceeded $1.00 per share relatively soon after the proposed transaction, the Company’s common stock would be delisted from the Nasdaq National Market thereby reducing stockholders’ liquidity;

•	The absence in the proposed transaction of a liquidity event for the Company’s stockholders, except to the extent, as the investment firm stated it believed would occur, institutional investors were attracted to the Company due to the investment firm’s involvement, thereby increasing the price and liquidity of the Company’s shares and allowing the Company’s stockholders to create their own “liquidation event”;

•	According to the investment firm, following the transaction, except for existing commitments to current members of the Company’s management, cash expenditures necessary to complete the wind-down of the Company’s business and out-of-pocket expenses related to maintaining the Company’s public listing, the Company’s cash burn rate would essentially cease;

•	According to the investment firm, the transaction and related asset redeployment strategy would allow our stockholders to realize the value of our federal income tax net operating loss carryforwards and the profits that could be shielded from taxes following the asset redeployment; and

•	The fact that the transaction could be structured so as not to require stockholder approval, which would increase the certainty of closing, and minimize the time and expenses required to close, the transaction.

      The board considered that two of Candlewood’s financial analyses yielded a value for the consideration proposed by the AMEX company (including the “purchase right” offered by the AMEX company in its supplemental submission) higher than the $0.40 per share expected initial cash distribution and one of such analyses yielded a value for such consideration higher than the $0.43 per share mid-point of the range of estimated liquidating distributions reflected in Candlewood’s liquidation analysis. However, the board also considered the results of the other Candlewood analyses all of which yielded a value for the consideration offered by the AMEX company and by Microskills lower than the expected initial $0.40 per share initial cash distribution, as well as the other respective factors and risks described above with respect to the three proposed transactions described above. The board also considered the significant additional costs and expenses, as well as the further delay of indeterminate length in providing value and liquidity to our stockholders, associated with pursuing and completing any of such transactions. The board also considered, and compared to the consideration offered pursuant to such proposed transactions, the likely amount, timing and, in the board’s view, relative certainty of cash distributions in the range of $0.41 to $0.45 per share of our common stock if the plan of liquidation were promptly submitted to and approved by the Company’s stockholders and the possibility that through additional licenses or sales of intellectual property the estimated range of liquidating distributions would increase, as well as the risks and uncertainties associated with liquidation described elsewhere in this proxy statement (see “Certain Risks Relating To The Plan of Liquidation” beginning at page 9).

      The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes material factors considered by the board in reaching its determination that implementation of the plan of liquidation, rather than pursuing and entering into any of the four transactions described above (including Obsidian’s proposed merger), was the course most likely to obtain the highest value reasonably available to stockholders. The board did not assign relative weights to the foregoing factors and considerations, and individual directors may have given differing weights to different factors. Rather, the board’s determination was based on the totality of the information presented to and considered by it.

      On February 3, 2004, the AMEX company sent a letter to our board of directors stating that, unless we provided to the AMEX company by February 6, 2004 at 9:00 a.m. Los Angeles time reasonable assurances that we would negotiate in good faith a merger agreement with the AMEX company as previously proposed and defer consideration of the plan of liquidation until the Company’s annual meeting of stockholders, the AMEX company would commence as soon as possible after satisfaction of the necessary legal requirements for the making of such an offer, an any and all exchange tender offer, in which the AMEX company would offer our stockholders units comprised of (i)  1/15th of a share of the AMEX company’s common stock, which exchange ratio, according to the AMEX company, was determined by valuing our common stock at $0.41 per share, (ii) cash in lieu of fractional shares and (iii) a warrant to purchase an additional  1/24th of a share of the AMEX company’s common stock at an exercise price of $6.15 per share exercisable for a one-year period after completion of the exchange offer. The AMEX company’s February 3 letter further stated that if we agreed to take certain actions, including exempting the exchange offer from our stockholder rights plan, the AMEX company would, among other things and subject to approval by its board of directors, increase the value placed on our common stock for purposes of determining the exchange ratio to $0.43 per share. As the financial terms presented in the AMEX company’s February 3 letter appeared to be less favorable than the financial terms presented in its prior submissions with respect to a proposed merger with us, we did not respond to this letter.

      On February 5, 2004, Mr. Donnelly received a letter from a representative of the AMEX company stating that, “I wanted to make certain that you understand that the exchange ratio and warrant exercise price that we have proposed to you and that we will be including in our direct proposal to stockholders in the event that we are not able to put into place a negotiated agreement, will be adjusted to reflect market at the time the offer is made. Accordingly, you should not look at short-term fluctuations in market value as being determinative of the value that we are offering.” In this letter, the AMEX company representative also reiterated the AMEX’s company’s desire to meet with our board of directors to explain its proposal, respond to questions and attempt to reach negotiated terms, and stated that “[I]t is clear that a direct stockholder appeal will cost all involved significant additional expenses — value that could otherwise go to NetP stockholders.”

     Summary of Liquidation Analysis

      Candlewood prepared a liquidation analysis for the Company’s board of directors. The analysis reflects estimated distributions to stockholders of $0.41 to $0.45 per share or $41 to $45 for each 100 shares.

      The liquidation analysis sets forth Candlewood’s estimate of proceeds that could be realized if Net Perceptions were liquidated in an orderly fashion. Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Company’s management and Candlewood, are inherently subject to significant business, economic, and competitive risks, and uncertainties and contingencies beyond the Company’s control. Accordingly, there can be no assurance that the values reflected in Candlewood’s liquidation analysis will be realized if the plan of liquidation is implemented, and actual results and proceeds could vary materially from those reflected in Candlewood’s liquidation analysis and shown herein.

      In preparing its liquidation analysis, Candlewood had discussions with management and the Company’s counsel and, among other items, reviewed the following: (i) the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003 (the “September 30 10-Q”), including its exhibits, (ii) a substantially final draft of the Patent Purchase Agreement by and between Thalveg and the Company and a substantially final draft of a non-exclusive source code license (collectively the “Patent and Source Code Agreements”), (iii) the Plan of Complete Liquidation and Dissolution adopted by the Company’s Board of Directors on October 21, 2003, and (iv) the Company’s Executive and Organization Liability Insurance Policy (the “Insurance Policy”).

      The “conservative” case assumes that the cash consideration payable to the Company under the Patent and Source Code Agreements is received by the Company no later than the end of the first quarter of 2004, that there are no additional proceeds from intellectual property sales and that the Company will fulfill continuing obligations under its customer service contracts. The “aggressive” case assumes that the Company’s customer service contracts are assigned and various other non-cash assets are sold to a party or parties who will assume the service obligations under the customer contracts in the first quarter of 2004 and that thereafter the Company will have minimum staffing.

      Set forth below is a summary of the results of Candlewood’s liquidation analysis which supports the estimated range of liquidation values of $0.41 to $0.45 per share presented to the board of directors at its meeting on December 22, 2003 and confirmed by Candlewood at the reconvened meeting of the board of directors on December 30, 2003. The table also shows the carrying value of significant asset categories on the Company’s unaudited balance sheet at September 30, 2003. The following estimates are subject to numerous uncertainties, many of which are beyond the Company’s control. The sale of non-cash assets may result in proceeds which are lower or greater than the estimates, and the amounts required to satisfy liabilities and pay ongoing expenses may be lower or greater than these estimates.

      No assurance can be given that any amounts to be received by the Company’s stockholders in liquidation will result in greater returns to stockholders than the Company continuing to operate its business or through a business combination or other transaction with a third party or that the per share amount of liquidating distributions will equal or exceed the per share price or prices at which the Company’s common stock has recently traded or may trade in the future.

Liquidation Estimates

		Estimated
		Recovery/Expenses
	Unaudited
	Balance Sheet (9/30)	Conservative	Aggressive

	(Amounts in thousands, except per share data)
Cash as of September 30, 2003	$12,187	$12,187	$12,187
Other Assets — Adjusted for Cash Value
Accounts receivable and other current assets(1)	945	263	263
Lease deposits(2)	336	336	336
Furniture and equipment(3)	90	85	110
Sale of intellectual property and other non-cash assets(4)	—	2,200	2,800

	1,371	2,884	3,509

Settlement of Liabilities and Costs of Liquidation
Accounts payable and accrued expenses(5)	(282)	(192)	(192)
Deferred revenue and customer obligations(6)	(626)	(200)	—
Restructuring obligations(7)	(50)	(50)	(50)
Employee severance and bonus(8)	—	(701)	(701)
New litigation(9)	—	(250)	(250)
Wind-down cost(10)	—	(1,425)	(1,300)
Costs associated with Obsidian Exchange Offer(11)	—	(250)	(235)
Contingency(12)	—	(500)	(250)

	$(958)	(3,568)	(2,978)

Net Cash Upon Completion of Liquidation		$11,503	$12,718

Net Cash Per Share (28,145,338 shares outstanding)(13)		$0.41	$0.45

(1)	The estimated recovery value used represents the recoverable balance of the Company’s accounts receivable and other current assets reflected on the Company’s September 30, 2003 balance sheet included in the September 30 10-Q. Based on discussions with the Company’s senior management, substantially all of such accounts which support the estimated recovery had been collected as of December 1, 2003. The remaining amount on the Company’s September 30, 2003 balance sheet included in the September 30 10-Q represents prepaid insurance, of which a substantial majority is non-recoverable.

(2)	Represents lease deposits on the Company’s offices in Eden Prairie, Minnesota, San Francisco, California and Edina, Minnesota. The lease in Edina has been terminated and the deposit of $261 has been returned to the Company. The Company’s lease in Eden Prairie terminates on December 31, 2003. The Company’s lease in San Francisco terminates on August 31, 2004. Based on conversations with management, the Company expects to receive a refund of the entire amount of the deposits upon termination of these leases.

(3)	Values based on discussions with management as well as actual proceeds from sales since September 30, 2003, which were approximately $85 as of December 1, 2003.

(4)	The conservative case assumes the Company’s receipt of the cash consideration payable to the Company under the Patent and Source Code Agreements. It also includes $75 of consulting revenues in connection with the non-exclusive source code license. The aggressive case assumes that other non-cash assets (including the Company’s products and customer contracts) are licensed or sold to other entities. Neither the conservative case nor the aggressive case takes into account a pending lawsuit brought by the Company against a former re-seller in which the Company may recover money damages.

(5)	Accrued expenses consist primarily of state income taxes payable and accrued operating expenses. Accrued expenses not in this analysis include accrued vacation, which is eliminated if not used by December 31, 2003, and accrued audit costs for 2003 which are not expected to be incurred if the plan of liquidation is approved and the Company’s reporting obligations under the Securities Exchange Act of 1934 are terminated or suspended prior to March 30, 2004.

(6)	Represents the possibility that customers that have prepaid for certain support and consulting services may demand a refund of a pro rata or other portion of these prepaid amounts.

(7)	Represents the (i) estimated cost to exit the Company’s leased offices located in Eden Prairie, Minnesota and San Francisco, California, less estimated future sublease income of $209, all of which is covered by existing sublease arrangements and (ii) estimated benefit costs for the Company’s former Chief Executive Officer for which the Company is obligated under a May 24, 2001 letter agreement.

(8)	Represents estimates of severance, retention and bonus costs for current Company employees and officers.

(9)	Represents deductible under the Insurance Policy applicable to the purported stockholder class action lawsuit filed on October 29, 2003. This liquidation analysis assumes that costs, expenses and any judgment or settlement amounts associated with this lawsuit above the deductible will be covered by the Insurance Policy, although currently such lawsuit seeks no damages. On January 5, 2004, the Company’s directors and officers liability insurance carrier advised the Company’s insurance broker in writing that costs and expenses attributable to the individual defendants in this lawsuit (and not those attributable to the Company), net of the deductible, are the only losses that would be covered by the Insurance Policy. The Company believes that, given the nature and substance of the claims in the lawsuit, all costs and expenses associated with the lawsuit, net of the deductible, are covered by the Insurance Policy (as noted above, the lawsuit seeks no damages).

(10)	Wind down costs include the costs of legal, accounting and financial advisors associated with completion of the liquidation process, plus operating costs in the fourth quarter of 2003, including costs of fulfilling service commitments under customer contracts net of the $200 covered in note 6. The wind down costs also include ongoing legal costs associated with the lawsuit relating to the Company’s initial public offering and assume that any judgment or settlement will be covered by the applicable insurance policy, less the applicable deductible.

(11)	Represents the costs of legal and financial advisors, printing and mailing in connection with Obsidian’s exchange offer.

(12)	This cost primarily represents the possibility of unanticipated costs incurred during the liquidation process.

(13)	Reflects total shares outstanding at December 31, 2003, and assumes no options are exercised. There are approximately five hundred eighty eight thousand shares subject to options having exercise prices below $0.40 per share. If such options were exercised, the Net Cash Per Share would not change materially.

     Opinion of Candlewood Partners

      Candlewood Partners, LLC acted as financial advisor to us and our board of directors in connection with Obsidian’s exchange offer, and delivered its written opinion to our board of directors on December 30, 2003, to the effect that, as of December 30, 2003, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange consideration of two shares of Obsidian common stock (according to the Schedule TO, 1/25 of a share of Obsidian common stock after a one-for-fifty reverse stock split effective for holders of record of Obsidian common stock at January 23, 2004) for each share of our common stock in the exchange offer was inadequate, from a financial point of view, to our stockholders other than Obsidian and its affiliates.

      The summary of the Candlewood opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this proxy statement. Stockholders should read the opinion in its entirety for a discussion of the assumptions made, matters considered and limitations of the review undertaken by Candlewood in rendering its opinion.

      No limitations were imposed by us on the scope of Candlewood’s investigation or the procedures to be followed by Candlewood in rendering its opinion. In arriving at its opinion, Candlewood ascribed a range of values to Obsidian using the financial, comparative, liquidity and pro forma analyses described below and compared those values to a range of values that may be achieved under the Company’s proposed plan of liquidation to determine whether, from a financial point of view, the exchange consideration to be received by the holders of our common stock is adequate. In rendering this opinion Candlewood did not analyze, and its opinion does not address, the relative merits of the exchange offer compared to any alternative business strategies that may be available to us or the effect of any alternative transaction on us and/or our stockholders (other than our proposed plan of liquidation described in our preliminary proxy statement filed by us with the SEC on November 4, 2003 and related documents). The Candlewood opinion was provided to the board of directors in connection with their consideration of Obsidian’s exchange offer and proposed subsequent merger. The Candlewood opinion was not intended to be, and does not constitute, a recommendation to any stockholder of the Company with respect to whether any such stockholder should tender such stockholder’s shares in the exchange offer or how any stockholder should vote with respect to the proposed subsequent merger or any other matter.

      In connection with the preparation and delivery of its opinion to our board of directors, Candlewood performed certain financial, comparative, liquidity and pro forma analyses, as described below. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative, liquidity and pro forma analyses and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Candlewood made qualitative judgments as to the significance and relevance of each analysis and factor. Candlewood therefore believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below were merely utilized to create points of reference for analytical purposes and should not be taken as the view of Candlewood as to the actual value of the Company or Obsidian. In its analyses, Candlewood made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Obsidian. Any estimates or projections in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in these analyses. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      In arriving at its opinion, Candlewood reviewed and analyzed:

•	the registration statement on Form S-4, as amended through December 29, 2003, and the Schedule TO, as amended through December 29, 2003, filed by Obsidian with the SEC;

•	our preliminary proxy statement relating to the proposed plan of liquidation, filed by us with the SEC on November 4, 2003 and related documents;

•	certain publicly available business and historical financial information relating to the Company, including the unaudited historical financial statements of the Company at September 30, 2003;

•	certain publicly available business and historical consolidated financial information relating to Obsidian, including the audited historical financial statements of Obsidian for the two years ended October 31, 2002, and the unaudited historical consolidated financial statements of Obsidian for the quarters ended July 31, 2003, April 30, 2003 and January 31, 2003, and any restatements thereto;

•	Obsidian’s definitive proxy statement for its 2003 annual meeting of shareholders as filed with the SEC on November 4, 2003;

•	certain internal financial information of the Company including projected expenses and receipts, referred to as “Company data”, prepared and provided to Candlewood by the senior management of the Company and not publicly available;

•	information regarding publicly available financial terms of certain other business combinations which Candlewood deemed relevant; and

•	the financial position and operating results of Obsidian compared with those of certain other publicly traded companies which Candlewood deemed relevant.

      In addition, Candlewood had discussions with our senior management, and with senior management of Obsidian and Obsidian’s strategic advisor, concerning the respective businesses, operations, assets, financial condition and prospects of the Company and Obsidian, and undertook such other analyses and investigations that it deemed appropriate.

      In arriving at its opinion, except with respect to the assumptions provided by our management in connection with Candlewood’s liquidation analysis, which assumptions Candlewood determined to be reasonable, Candlewood assumed and relied upon the accuracy and completeness of all the information examined or otherwise reviewed by it, without assuming any responsibility for the independent verification of such information, and further relied upon the assurances of senior management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. As to the Company data, except with respect to the assumptions provided by our senior management in connection with Candlewood’s liquidation analysis, which assumptions Candlewood determined to be reasonable, Candlewood assumed that such Company data was reasonably prepared on a basis reflecting the best currently available estimates and judgments of our senior management, and Candlewood reviewed such Company data in performing its analysis. Candlewood was not provided with, and did not have access to, financial forecasts of Obsidian prepared by the management of Obsidian. In arriving at its opinion, Candlewood did not conduct a physical inspection of the properties and facilities of the Company or Obsidian and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company or Obsidian. Candlewood further assumed that Obsidian’s exchange offer and the subsequent merger proposed by Obsidian, if consummated, would be consummated on the terms described in Obsidian’s Form S-4 Registration Statement, as amended through December 29, 2003, and the Schedule TO, as amended through December 29, 2003, without any waiver, modification or amendment to any material terms, covenants or conditions thereof.

      Candlewood’s opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion and the information made available to it as of that date. Although subsequent developments may affect its opinion, Candlewood does not have any obligation to update, revise, or reaffirm its opinion.

      The following is a summary of the material financial, comparative, liquidity and pro forma analyses performed by Candlewood and presented to our board of directors on December 22, 2003. In connection with rendering its opinion, Candlewood updated these analyses through the close of business on December 29, 2003 and reported to our board of directors on December 30, 2003 that there were no material changes to these analyses.

Valuation Multiples Derived from Public Comparables Analysis

      Using publicly available information including estimates in published third-party research reports, Candlewood reviewed and compared particular financial statistics of Obsidian with corresponding financial statistics for selected companies in the scrap rubber recycling, transportation equipment, and luxury coach industries. Candlewood selected companies that had similar business strategy and/or products to an Obsidian subsidiary, excluding companies that had some overriding characteristic, such as negligible revenue, excessive leverage or pending bankruptcy proceedings, that made them inappropriate comparables. Candlewood examined, among other things, enterprise value as a multiple of revenue, as a multiple of earnings before interest and taxes and as a multiple of earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA”, of the comparable companies. For purposes of Candlewood’s analyses, enterprise value means the market valuation of a company’s common and preferred stock plus the amount of its outstanding debt less the amount of cash it has on hand. Due to Obsidian’s diversified businesses, Candlewood determined that it was appropriate to perform its analyses using division based information relevant to each of the businesses in which Obsidian’s subsidiaries are engaged.

      Three categories of comparable companies were analyzed: scrap rubber and recycling companies; transportation equipment companies; and transportation related leasing companies. The scrap rubber and recycling companies analyzed were Appliance Recycling Centers of America, Inc., GreenMan Technologies, Inc., Metal Management, Inc., Scope Industries and Veridium Corporation. The transportation equipment companies that were analyzed were Carlisle Companies Incorporated, Coachmen Industries, Inc., Featherlite, Inc., Fleetwood Enterprises, Inc. and Wabash National Corporation. The transportation related leasing companies that were analyzed were Ryder System, Inc., United Rentals, Inc. and World Airways, Inc. The following charts summarize the lower half mean, median and upper half mean, as well as the ranges of revenue and EBITDA multiples derived from this analysis.

	Enterprise Value Multiple of Revenue

	Lower				Upper
Business	Half Mean		Median		Half Mean		Range

Scrap Rubber and Recycling	0.6	x	0.9	x	1.5	x	0.3x-2.5x
Transportation Equipment	0.3	x	0.4	x	0.9	x	0.2x-1.2x
Transportation Related Leasing	0.5	x	0.8	x	1.1	x	0.1x-1.4x

	Enterprise Value Multiple of EBITDA

	Lower				Upper
Business	Half Mean		Median		Half Mean		Range

Scrap Rubber and Recycling	6.1	x	7.3	x	17.1	x	4.9x-26.9x
Transportation Equipment	12.5	x	13.4	x	100.3	x	11.4x-157.8x
Transportation Related Leasing	3.4	x	4.5	x	4.9	x	2.3x-5.3x

      Because of the inherent differences between the businesses, operations, financial conditions and prospects of Obsidian and those of the comparable companies, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the public comparable analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of Obsidian and those of the comparable companies. In particular, Candlewood considered the size and desirability of the markets of operation, the annual revenue, and current levels of profitability and historical rates of growth of Obsidian and those of the comparable companies.

Valuation Multiples Based on Precedent Transactions

      As part of its analysis, Candlewood used an industry standard computerized database to review publicly available information regarding the terms and financial characteristics in a number of transactions that have closed since January 1, 2001 involving domestic and international companies in the rubber, transportation equipment (SIC Codes 3715, 3719, 3792, 3799), and transportation services (SIC Code 4700) industries (the industries in which Obsidian operates) in order to derive a relative value of Obsidian based on the multiples paid in these transactions. Candlewood analyzed transactions involving companies that had positive enterprise values and positive revenue and EBITDA multiples of enterprise value. In the rubber industry, the target companies were Pirelli SpA, Unipetrol as, Manuli Rubber Industries SpA, R-B Rubber Products Inc., BZ Group Holding AG and Atlas Cromwell Ltd. In the transportation equipment industry, the target companies were Trailmobile Canada Ltd. and Keystone RV Co. The transportation services target companies that were analyzed were Velo Ltd., Brittanic Travel Ltd., Fiat SpA, Parcours, My Travel Group PLC and Ryland Group

PLC. The following charts summarize the lower half mean, median and upper half mean, as well as the ranges of revenue and EBITDA multiples derived from this analysis.

	Enterprise Value Multiple of Revenue

	Lower				Upper
Business	Half Mean		Median		Half Mean		Range

Rubber	0.2	x	0.6	x	0.9	x	0.1x-1.1x
Transportation Equipment	0.3	x	0.5	x	0.6	x	0.3x-0.6x
Transportation Services	0.2	x	0.5	x	1.4	x	0.1x-2.0x

	Enterprise Value Multiple of EBITDA

	Lower				Upper
Business	Half Mean		Median		Half Mean		Range

Rubber	1.0	x	2.3	x	3.8	x	0.7x-4.8x
Transportation Equipment	8.3	x	46.8	x	85.3	x	8.3x-85.3x
Transportation Services	2.8	x	5.0	x	10.7	x	0.8x-19.2x

      Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the acquired companies included in the selected transactions, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of these transactions that would affect the acquisition values of Obsidian and such acquired companies. In particular, Candlewood considered the size and desirability of the markets of operation, the annual revenue, the strategic fit of the acquired company, the form of consideration offered and the tax characteristics of the transaction.

Derived Valuation from Public Comparables Analysis and Precedent Transactions

      Candlewood used the derived revenue multiples of the applicable comparable companies and precedent transactions, weighted them according to revenue of Obsidian’s subsidiaries in the three business categories for the twelve months ended July 31, 2003, and calculated an implied enterprise value of Obsidian. Using the lower half mean and upper half mean multiples, the implied enterprise value ranges from $19.9 million to $51.0 million, with a median value of $29.4 million, and an implied equity value of Obsidian, after subtracting funded debt, ranging from $(21.5) million to $9.6 million with a median value of $(11.9) million, or $(0.60) to $0.27, with a median value of $(0.33), per outstanding share of Obsidian common stock (or $(0.13) to $0.08, with a median of $(0.07), per outstanding share of Obsidian common stock on a fully diluted basis). Candlewood compared this range of implied value per share of Obsidian common stock to the $0.41 to $0.45 per share of Company common stock estimated liquidating distributions reflected in Candlewood’s liquidation analysis. Candlewood focused on the lower half mean, median and upper half mean multiples because Candlewood believed that such multiples would minimize any distortion caused by outlier or extraordinary multiples and provide a more meaningful analysis to the board.

      Candlewood used the derived EBITDA multiples of the applicable comparable companies and precedent transactions, weighted them according to EBITDA of Obsidian’s subsidiaries in the three business categories for the twelve months ended July 31, 2003 (but excluded transportation equipment from the analysis since it had negative EBITDA for the relevant period), and calculated an implied enterprise value of Obsidian. Using the lower half mean and upper half mean multiples, the implied enterprise value ranges from $4.7 million to $11.8 million, with a median value of $7.2 million, and an implied equity value of Obsidian, after subtracting funded debt, ranging from $(35.2) million to $(29.5) million with a median value of $(32.7) million, or $(0.98) to $(0.82), with a median value of $(0.91), per outstanding share of Obsidian common stock (or $(0.23) to $(0.18), with a median of $(0.21), per outstanding share of Obsidian common stock on a fully diluted basis). Candlewood compared this range of implied value per outstanding share of Obsidian common stock to the $0.41 to $0.45 per share of Company common stock estimated liquidating distributions reflected in Candlewood’s liquidation analysis.

Discount to Market Price

      As part of its analysis, Candlewood analyzed the market characteristics of Obsidian common stock. Based on the December 19, 2003 closing price of Obsidian common stock of $0.29 per share, the nominal value of the exchange consideration was $0.58. However, Candlewood noted that affiliates, including directors and executive officers, of Obsidian own approximately 90% of Obsidian common stock on a fully diluted basis. Obsidian’s exchange offer, if consummated, would result in the Company’s stockholders receiving 56.29 million shares of Obsidian common stock (before giving effect to the one-for-fifty reverse stock split). Candlewood noted the small average monthly trading volume of Obsidian’s common stock and highlighted the potential difficulty in selling the shares of Obsidian common stock that would be received in Obsidian’s exchange offer. To illustrate this, Candlewood assumed that each month following the consummation of the exchange offer, approximately 365,000 shares could be sold, an amount equal to 100% of the average monthly trading volume for the last twelve months of Obsidian’s common stock. Based on this assumption, Candlewood calculated that it would take more than twelve years for all of the Company’s stockholders to sell their shares of Obsidian that would be received in the exchange offer. Candlewood further assumed that each trade could and would be made at $0.29 per share, the closing price on December 19, 2003. Candlewood then calculated the net present value of the aggregate consideration that would be received in the sales of all the Obsidian shares received in the exchange offer using a range of discount values from 8% to 16%. Candlewood determined this range of discount values based on its review of historical equity returns over a similar period using major equity indices. This calculation resulted in a discounted consideration ranging from $6.9 million to $10.2 million, with a median of $8.3 million, or $0.12 to $0.18 per share, with a median of $0.15 per share, of Obsidian common stock.

      In addition, Candlewood reviewed several third-party research reports tracking the discounts of pre-IPO shares and restricted stock during the last 25 years. These reports found that pre-IPO shares and restricted shares sold at a significant discount from those same shares post-IPO or after the restriction was removed, as the case may be. These discounts averaged from 24% to 49%.

      Because the reasons for and the circumstances surrounding each of the transactions in the research reports were specific to each transaction, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of these studies and, accordingly, made qualitative judgments concerning differences between the characteristics of the transactions in the studies and the Obsidian common stock.

Pro Forma Valuation

      Candlewood performed certain pro forma analyses to determine what a combination of the Company and Obsidian might yield in terms of enterprise value and book value if Obsidian’s exchange offer and the proposed subsequent merger were completed. Further, assuming the exchange offer and the proposed subsequent merger were completed, Candlewood then analyzed what percentage of the fully diluted equity of the combined entity would be held by our former stockholders and compared that to the contribution the Company would have made to the combined entity.

      For these analyses, Candlewood calculated that, if Obsidian’s exchange offer and proposed subsequent merger were completed, the former Company stockholders would own approximately 27% of the fully diluted post-merger shares of Obsidian common stock. Further, Candlewood assumed that the contribution of the Company to the combined entity would be the conservative estimate of net cash upon completion of liquidation as reflected in Candlewood’s liquidation analysis ($11.5 million). Candlewood used Obsidian’s book value as of July 31, 2003, assuming conversion of all convertible indebtedness and exercise of all outstanding options, as reported in Obsidian’s Quarterly Report on Form 10-Q (-$1.3 million) and the median enterprise value derived by Candlewood using the revenue multiples of the applicable comparable companies and precedent transactions, as previously described ($29.4 million), to value Obsidian’s contribution to the combined enterprise. Candlewood then calculated the pro forma enterprise value and book value of Obsidian after combination of the entities, including the Company’s contribution of net cash as described above, further calculated the former Company stockholders’ share of such pro forma enterprise value and book value and compared that share of the pro forma enterprise value and book value to the Company’s net cash contribution.

      In both cases, the former Company stockholders’ contribution far exceeded the value of the share of the pro forma entity they would receive if Obsidian’s exchange offer and the proposed subsequent merger were completed. With respect to enterprise value, Candlewood calculated that our stockholders’ would receive an interest in the combined entity that would be worth approximately 4% of the Company’s contribution to the combined entity and, on a book value basis, they would receive approximately 24% of the Company’s contribution.

Candlewood Partners

      Candlewood is an investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive bids, private placements and valuations for corporate and other purposes. Candlewood also has experience and expertise in advising troubled or insolvent companies in their efforts to achieve maximum value, and thus in comparing possible sale or other strategic alternatives to possible liquidation scenarios. Candlewood was selected by the board of directors because of this experience and expertise, and because of Candlewood’s reputation in this regard. In addition, it was the consensus of the board of directors that the financial terms offered by Candlewood were quite reasonable and were appropriately structured to fit the manner and likely time frame of the Company’s utilization of Candlewood’s services.

      As compensation for its services as financial advisor, the Company has agreed to pay Candlewood a fee of $75,000 for the first two months of financial advisory services and $15,000 per month thereafter. In addition, the Company has agreed to pay Candlewood a $75,000 fee upon its rendering an opinion in connection with Obsidian’s exchange offer or other acquisition transaction, payable upon the rendering of Candlewood’s opinion. Net Perceptions has also agreed to reimburse Candlewood for reasonable out-of- pocket expenses incurred in connection with rendering its financial advisory services, including attorney’s fees, and to indemnify Candlewood for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion, including certain liabilities under the federal securities laws.

      Candlewood is acting as financial advisor to the Company and the Company’s board of directors in connection with Obsidian’s exchange offer and various other proposals to acquire the Company, and prepared the liquidation analysis described above. Prior to November 2003, Candlewood had not performed financial advisory or investment banking services for the Company.

      Given that the liquidation analysis prepared by Candlewood estimated net cash available upon completion of liquidation of between $11.5 million and $12.7 million (see pages 30 to 33), the Company did not request Candlewood or any other party to prepare a solvency opinion.

Interests of Directors and Officers in the Plan of Liquidation

      In considering our board of directors’ recommendation to approve the plan of liquidation, you should be aware that our officers have interests that may be different from or in addition to your interests as a stockholder.

      Our remaining officers, Thomas M. Donnelly, president and chief financial officer, and Teresa J. Dery, corporate counsel and secretary, are eligible to receive severance payments of $225,000, $37,500, and $25,000 respectively, if their employment with the Company is terminated without cause. The employment with the Company of James S. Hanlon, our former vice president — engineering, was terminated on January 15, 2004. Pursuant to an agreement with the Company, Mr. Hanlon will receive a $37,500 severance payment on January 31, 2004. In addition, under the terms of Mr. Donnelly’s loan agreement with the Company, the remaining $86,000 in principal amount of Mr. Donnelly’s loan from the Company will be automatically forgiven if he remains employed with the Company through April 4, 2004, or if his employment with the Company is terminated without cause prior to such date.

      While no determination has yet been made by our board of directors regarding the continuation of or retention of one or more employees, or the retention of other persons or entities, to carry out the wind-up of the Company’s affairs and otherwise implement the plan of liquidation, the plan of liquidation authorizes our board, in its discretion, to pay compensation to officers, directors, employees, agents and representatives in connection with carrying out the plan of liquidation. If the board determines, particularly in light of the familiarity and experience with the Company of the Company’s current officers, to continue the employment of or otherwise retain one or more of such officers in connection with carrying out the plan of liquidation, such person(s) would receive compensation which the board determines is appropriate in light of their ongoing duties.

      In addition to shares of our common stock held by our officers and directors (see pages 48-49), our officers and directors hold options to purchase shares of our common stock. Set forth below is information regarding options held by our officers and directors under the 1999 Equity Incentive Plan and the 1999 Non-Employee Director Option Plan which will be vested as of February 1, 2004 (in the case of officers, assuming they remain continuously employed with us through that date), and the applicable exercise prices. This information does not include options granted under our 1996 and 2000 Equity Incentive Plans, as the exercise prices of those options are significantly above current per share market prices for our common stock and the estimated per share liquidating distributions reflected in Candlewood’s liquidation analysis. There will be no accelerated vesting of options as a result of approval and adoption by stockholders, and implementation, of the plan of liquidation.

	Number of
	Vested
Officer or Director	Option Shares	Exercise Prices

Thomas M. Donnelly	20,000	$15.937
President and Chief Financial Officer	19,650	$50.00
	53,958	$2.875
	10,421	$0.23
	147,436	$0.30
James Hanlon	7,916	$3.5625
Vice President — Engineering(1)	43,981	$0.23
Teresa J. Dery	2,500	$35.875
Corporate Counsel and Secretary	4,854	$0.23
John F. Kennedy	32,903	$0.37
Director	32,903	$0.35
John T. Riedl	32,903	$0.35
Director
Ann L. Winblad	10,000	$15.5625
Director	109,678	$0.23
	32,904	$0.25
	32,903	$0.35
	32,903	$0.37

(1)	Mr. Hanlon’s employment with the Company was terminated on January 15, 2004. Under the terms of the applicable stock option agreements, Mr. Hanlon will have until April 15, 2004 to exercise these options.

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

Dissolution Under Delaware Law

      Section 275 of the Delaware General Corporation Law, or the DGCL, provides in part that a corporation may dissolve upon a majority vote of the board of directors of the corporation followed by a majority vote of all outstanding shares entitled to vote. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware.

      The Company expects that a majority of its current directors will remain on the board until the final determination of the amount of the initial liquidating distribution and will oversee the substantial completion of the wind-up of the Company’s business affairs. After such time, it is anticipated that the Company will utilize a liquidating trust, as described below, to complete any remaining steps in the liquidation process. Unless required to do so by a Delaware court, the Company does not intend to hold an annual meeting for the election of directors after the filing of the certificate of dissolution and prior to the anticipated transfer of the Company’s remaining assets and liabilities to a liquidating trust, and expects that a majority of the current directors will serve until such transfer to a liquidating trust. Any vacancies on the board that occur during the winding up period will be filled by the remaining directors in accordance with the Company’s amended and restated bylaws. Under Section 279 of the DGCL, the Delaware Court of Chancery may, upon application showing “good cause” by any stockholder, creditor or director of the Company or any other interested person, appoint a trustee or receiver for the purpose of taking charge of the winding up of the affairs of the Company. Delaware courts have found “good cause” to exist where it was determined that the appointment of a trustee or receiver was necessary to protect the interests of stockholders and creditors.

      Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	prosecuting, defending and/or settling lawsuits;

•	taking such actions as may be necessary to preserve the value of our assets;

•	selling or otherwise disposing of any property and assets;

•	terminating or assigning any of our remaining commercial agreements, relationships or outstanding obligations;

•	discharging our known liabilities, and establishing a contingency reserve for payment of other liabilities (including contingent liabilities) and expenses; and

•	preparing to make, and making, distributions to our stockholders in accordance with the plan of liquidation.

If any action, suit or proceeding is commenced by or against the Company before or within the winding up period and is not finally resolved within the three-year winding up period, the Company will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

Description of the Plan of Liquidation

      The plan of liquidation provides that the Company will be dissolved in accordance with the DGCL and will continue its activities thereafter solely for the purposes of preserving the value of its assets, winding up its affairs, paying its debts and distributing the balance of its assets to its stockholders. Under Delaware law the Company must continue in existence for at least three years after filing the certificate of dissolution, and our current expectation is that the Company’s existence would cease at the end of that three-year period.

      Pursuant to the plan of liquidation, the Company is authorized to sell, license or otherwise dispose of all of its assets to the extent and at such times and for such consideration as the board of directors deems in the best interests of the Company and its stockholders. No further vote of stockholders will be required in connection with the sale of assets. The Company will collect accounts receivable and other debts and claims owing to the Company to the extent feasible and cost efficient. While the plan of liquidation does not prohibit the sale or other disposition of assets to affiliates of the Company, the Company will not sell or otherwise dispose of assets to an affiliate in connection with the plan of liquidation.

      The plan of liquidation requires the Company to pay, or make reasonable provision to pay, all debts and obligations which are known to the Company, and to make such provision as will be reasonably likely to be sufficient to satisfy claims against the Company pursuant to existing lawsuits. We also must reserve funds which are reasonably likely to be sufficient to pay for claims not presently known to us but that, based on facts known to us, are likely to arise or become known within ten years after the date of dissolution.

      Any assets remaining after payment of claims and making the provisions for known and unknown contingent claims as set forth above will be distributed to the stockholders in proportion to their share holdings. Such distributions may occur in a single distribution or in series of distributions in such amounts and at such times as the board of directors, or if a liquidating trust is utilized as described below, the trustee or trustees of the trust determine.

      The plan of liquidation provides that the board of directors may at any time transfer the Company’s assets and liabilities to a liquidating trust which would then have responsibility for disposing assets, paying claims, and making distributions to stockholders. Such a transfer would be pursuant to a liquidating trust agreement with a trustee or trustees on such terms and conditions as may be approved by our board. The board would appoint the trustee or trustees, which could be an officer or director of the Company. Stockholder approval and adoption of the plan of liquidation will also constitute stockholder approval of any of the board’s trustee appointments and of any liquidating trust agreement. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to our stockholders, beneficial interests in the trust. These beneficial interests in the liquidating trust will not be transferable except by will, intestate succession or operation of law. Although the recipients of such interests would be treated for United States federal tax purposes as having received their pro rata share of property transferred to the liquidating trust and having contributed such property to the liquidating trust and will thereafter take into account for United States federal tax purposes their allocable portion of any income, gain or loss realized by the trust, the recipients of interests will not receive the value thereof unless and until the trust distributes cash or other assets to them.

      Costs during the period after filing the certificate of dissolution will include administrative costs, including legal, accounting and financial advisory fees incurred during the wind-up phase. While no determination has yet been made by our board of directors regarding the continuation of or retention of one or more employees, or the retention of other persons or entities, to carry out the wind-up of the Company’s affairs and otherwise implement the plan of liquidation, the plan of liquidation authorizes our board, in its discretion, to pay compensation to officers, directors, employees, agents and representatives in connection with carrying out the plan of liquidation. In preparing its liquidation analysis, Candlewood assumed that all employees would be terminated on or before the date a certificate of dissolution is filed, but that payments would be made to the Company’s president and chief financial officer or another person for financial consulting services of approximately $25,000 during the wind-up phase. Candlewood also assumed that the Company’s corporate counsel and secretary would continue to provide services as a consultant to the Company, and included the cost of such services within their assumption for post-dissolution legal fees, which were estimated to be $80,000. In addition, Candlewood assumed post-dissolution miscellaneous costs, such as insurance, record storage and preparation of tax filings, of approximately $85,000. If the board determines, particularly in light of the familiarity and experience with the Company of the Company’s current officers, to continue the employment of or otherwise retain one or more of such officers in connection with carrying out the plan of liquidation, such person(s) would receive compensation which the board determines is appropriate in light of their ongoing duties. The person(s) or entities who or which are retained to carry out the wind-up of the Company’s affairs and otherwise implement the plan of liquidation will be responsible for performing their duties in a manner intended to result in the maximum amount of cash distributions being made to the Company’s stockholders as soon as reasonably practicable, consistent with the discharge of or adequate provision for the Company’s then existing and any contingent liabilities.

      We will continue to indemnify our officers, directors and employees in accordance with our amended and restated certificate of incorporation and bylaws and any contractual arrangements that currently exist with respect to acts or omissions of such persons in connection with the adoption and implementation of the plan of liquidation.

      The board of directors may amend the plan of liquidation after its adoption by stockholders to the extent permitted under the DGCL; provided, however, that the plan will not be amended under circumstances that would require additional stockholder approval under the DGCL or federal securities laws without complying with the DGCL or the federal securities laws, as applicable.

      Under Delaware law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata share of such excess, limited to the amounts theretofore received by such stockholder from us or from the liquidating trust in connection with the liquidation, possibly including the dividend paid in September 2003.

Intellectual Property Sale and License Agreements

      On December 30, 2003, we entered into a patent purchase agreement with Thalveg to sell our patent portfolio to Thalveg for $1.8 million in cash. In connection with entering into this agreement, Thalveg deposited $900,000 in escrow to be held in accordance with an escrow agreement entered into at the time of execution of the patent purchase agreement. If Thalveg breaches the patent purchase agreement by not making the payment due when the closing conditions are satisfied, in addition to other remedies that we may have, the escrowed amount will be transferred to us. If the patent purchase agreement is terminated for other reasons, the escrowed amount will be returned to Thalveg. The patent purchase agreement includes a royalty-free, non-exclusive license back to us. The license is transferable, subject to certain restrictions applicable to the transferee relating to revenues which can be generated by products covered by the license. The patent purchase agreement contains customary representations and warranties, and closing is contingent upon stockholder approval of the plan of liquidation or the patent purchase agreement, either directly or by stockholder approval and adoption of a merger agreement which provides for the transfer of patents pursuant to the patent purchase agreement. The patent purchase agreement also provides that it may be terminated by us if we enter into a contract with another party which our board of directors determines is, in combination with a dissolution and liquidation in the case of a sale of assets, reasonably likely to result in greater financial return to stockholders than the transaction provided for in the patent purchase agreement. In that event, a fee of $100,000 is payable to Thalveg. Stockholder approval and adoption of the plan of liquidation will satisfy the stockholder approval condition contained in the patent purchase agreement and consummation of the sale thereunder will not require any further stockholder action. The patent purchase agreement may be terminated by either party if the required stockholder approval under the agreement is not obtained by March 30, 2004. A copy of the patent purchase agreement was filed as an exhibit to our current report on Form 8-K filed with the SEC on December 31, 2003.

      Also on December 30, 2003, we entered into a non-exclusive source code license whereby we will receive cash payments of $325,000 and the licensee has agreed to make additional cash payments to us totaling $75,000 in exchange for certain consulting and support services.

Reporting Requirements

      Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which requires that we, and our officers and directors with respect to Section 16 of that Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. Termination of such registration may occur following our certification to the SEC that there are fewer than 300 record holders of our common stock. As of January 13, 2004, the record date for determining stockholders entitled to notice of and to vote at the special meeting, there were 236 record holders of our common stock. We anticipate that, if the plan of liquidation is authorized and approved, in order to curtail expenses, and assuming that at that time we continue to have fewer than 300 record holders of our common stock, we will, after filing a certificate of dissolution, file with the SEC a Form 15 in order to terminate the registration of our common stock under the Securities Exchange Act of 1934. (If the stockholders vote to approve and adopt the plan of liquidation, we currently expect to file the certificate of dissolution within five business days after the date of the sale.) Such termination will be effective ninety (90) days after our filing of a Form 15. During such ninety (90) day period our obligation to file periodic reports on Form 10-Q and 10-K and current reports on Form 8-K will be suspended. However, we anticipate that we would continue to file with the SEC current reports on Form 8-K to disclose material events relating to our liquidation and dissolution, until the effectiveness of the termination of the registration of our common stock.

      Subsequent to any dissolution, during the three-year period that the Company continues in existence, stockholders will continue to have the rights of stockholders provided by Delaware law, and directors and officers will continue to have the same basic fiduciary duties to stockholders as they did before the certificate of dissolution was filed. However, when our registration is terminated, we will no longer be subject to the proxy requirements of the Securities Exchange Act of 1934 in connection with any meetings of stockholders.

Certain Contingent Liabilities

      On November 2, 2001, Timothy J. Fox filed a purported class action lawsuit against us, FleetBoston Robertson Stephens, Inc., the lead underwriter of our April 1999 initial public offering, several other underwriters who participated in our initial public offering, Steven J. Snyder, our then president and chief executive officer, and Thomas M. Donnelly, our then chief financial officer. The lawsuit was filed in the United States District Court for the Southern District of New York and has been assigned to the judge who is also the pretrial coordinating judge for substantially similar lawsuits involving more than 300 other issuers. An amended class action complaint, captioned In re Net Perceptions, Inc. Initial Public Offering Securities Litigation, 01 Cit. 9675 (SAS), was filed on April 22, 2002, expanding the basis for the action to include allegations relating to our March 2000 follow-on public offering in addition to those relating to our initial public offering.

      The amended complaint generally alleges that the defendants violated federal securities laws by not disclosing certain actions taken by the underwriter defendants in connection with our initial public offering and our follow-on public offering. The amended complaint alleges specifically that the underwriter defendants, with our direct participation and agreement and without disclosure thereof, conspired to and did raise and increase their underwriters’ compensation and the market prices of our common stock following our initial public offering and in our follow-on public offering by requiring their customers, in exchange for receiving allocations of shares of our common stock sold in our initial public offering, to pay excessive commissions on transactions in other securities, to purchase additional shares of our common stock in the initial public offering aftermarket at pre-determined prices above the initial public offering price, and to purchase shares of our common stock in our follow-on public offering. The amended complaint seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired our common stock between April 22, 1999, through December 6, 2000. The plaintiffs have since agreed to dismiss the claims against Mr. Snyder and Mr. Donnelly without prejudice, in return for their agreement to toll any statute of limitations applicable to those claims; and those claims have been dismissed without prejudice. On July 15, 2002, all of the issuer defendants filed a joint motion to dismiss the plaintiffs’ claims in all of the related cases. On February 19, 2003, the Court ruled against the Company on this motion.

      A special committee of our board of directors has authorized the Company to negotiate a settlement of the pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, issuer defendants and their insurers. Any such settlement would be subject to approval by the Court.

      We believe that the allegations against the Company are without merit. However, we are unable to predict the outcome or ultimate effect of this litigation, and, accordingly, the existence of these claims could delay the making of any distributions to our stockholders or reduce the amount available for distribution in connection with the proposed plan of liquidation.

      On October 29, 2003, a class action lawsuit was filed against the Company, its current directors and unnamed defendants in the District Court, Fourth Judicial District, of the State of Minnesota, County of Hennepin captioned Don Blakstad, on Behalf of Himself and All others Similarly Situated, vs. Net Perceptions, Inc., John F. Kennedy, Ann L. Winblad, John T. Riedl and Does 1-25, inclusive, File No. 03-17820. The complaint alleges, among other things, that defendants breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing and seeks to enjoin the proposed liquidation of the Company and to recover reasonable attorneys’ and experts’ fees. To the extent, if any, that costs and expenses paid by the Company in connection with, or as a result of, this lawsuit are not reimbursed under the Company’s directors and officers liability insurance policy (which has a deductible of $250,000), such costs and expenses will reduce the ultimate amount paid to stockholders in connection with the liquidation. On January 5, 2004, the Company’s directors and officers liability insurance carrier advised the Company’s insurance broker in writing that costs and expenses attributable to the individual defendants in this lawsuit (and not those attributable to the Company), net of the deductible, are the only losses that would be covered by the insurance policy. The Company believes that, given the nature and substance of the claims in the lawsuit, all costs and expenses associated with the lawsuit, net of the deductible, are covered by the insurance policy.

      On November 24, 2003, defendants filed a motion to dismiss the lawsuit, and a motion to stay discovery pending resolution of the motion to dismiss. Defendants’ motion to dismiss seeks dismissal on one or both of two grounds: (i) that the lawsuit is derivative in nature, and that plaintiff was therefore required to, but did not, make demand on the Company’s board of directors; and (ii) that the complaint fails to state a claim. The court held a hearing on December 5, 2003, and held a second hearing on January 9, 2004. By order dated January 9, 2004, the court granted defendants’ motion to stay discovery. As of February 5, 2004, the court had not yet issued a ruling on defendants’ motion to dismiss. Defendants believe that the claims in this lawsuit are without merit and intend to continue to vigorously defend them.

Final Record Date

      We intend to close our stock transfer books and discontinue recording transfers of shares of common stock on the final record date, which we expect will be the date we file the certificate of dissolution, and thereafter certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. In the event of a transfer of assets to a liquidating trust, beneficial interests in the trust would also not be assignable or transferable except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates other than replacement certificates. The Company will recognize and record transfers by stockholders of their beneficial interests and rights to receive proceeds after dissolution upon presentation of documents reasonably satisfactory to the Company evidencing such transfers. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of our capital stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the capital stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Stock Options

      Stock options will not vest as a result of the liquidation and dissolution. Exercisable options must be exercised prior to the final record date, and all unexercised options will terminate on the final record date.

Absence of Appraisal Rights

      Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of liquidation.

Regulatory Approvals

      Except for the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, no other federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation and dissolution of the Company in accordance with the plan of liquidation.

Certain Federal Income Tax Consequences

      The following discussion is a general summary of certain United States federal income tax consequences to our stockholders that are anticipated to result from our liquidation and dissolution. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under the federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign persons and persons who acquired their stock upon the exercise of employee stock options or otherwise as compensation). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, rulings of the Internal Revenue Service, or IRS, and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. Distributions pursuant to the plan of liquidation may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

      The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the plan of liquidation in all material respects. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the plan of liquidation, and we will not seek an opinion of counsel with respect to such anticipated tax treatment.

      As a result of our liquidation, as described in more detail below, for federal income tax purposes, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value, at the time of distribution, of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their tax basis in their shares of our capital stock.

      A stockholder’s gain or loss will be computed on a “per share” basis. We may make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate amount of cash and value of that distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis in that share. Any loss generally may be recognized only when the final distribution from us has been received and then only if the amount of cash and aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis in that share. Gain or loss recognized by a stockholder will be capital gain or loss, provided the shares are held as capital assets, and will be long term capital gain or loss if the stockholder’s holding period for the shares exceeds one year. If it were to be determined that distributions made pursuant to the plan of liquidation were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates if we were to have any current or accumulated earnings and profits for federal income tax purposes (which we do not expect to have).

      Upon any distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be its fair market value at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the amount realized from such sale.

      After the close of each taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to stockholders and, if applicable, our best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge that valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed.

      It is possible that we will have liabilities not fully covered by our contingency reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. This liability could require a stockholder to satisfy a portion of this liability out of prior liquidating distributions received from us and a liquidating trust. Payments by stockholders in satisfaction of these liabilities generally would produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset any capital gains recognized from liquidating distributions in those years.

Liquidating Trust

      If we transfer assets to a liquidating trust, a stockholder generally should be treated for federal income tax purposes as having received a pro rata share of the property transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and having contributed such assets and liabilities to the liquidating trust. Our transfer of assets to a liquidating trust will cause a stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust should not be subject to federal income tax, assuming that it is treated as a liquidating trust for federal income tax purposes. After formation of the liquidating trust, a stockholder must take into account for federal income tax purposes the stockholder’s allocable portion of any income, gain or loss recognized by the liquidating trust. As a result of our transfer of assets to the liquidating trust and the ongoing operations of the liquidating trust, stockholders may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. There can be no assurance that the liquidating trust described in the plan of liquidation will be treated as a liquidating trust for federal income tax purposes.

The foregoing summary of United States federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the plan of liquidation may vary depending upon the particular circumstances of each stockholder. Each stockholder should consult his or her own tax advisor regarding the federal income tax consequences of the plan of liquidation as well as any state, local, and foreign tax consequences.

Vote Required and Board Recommendation

      Approval and adoption of the plan of liquidation requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. Members of our current board of directors and our executive officers who held as of January 13, 2004, the record date for determining stockholders entitled to notice of and to vote at the special meeting, an aggregate of 1,601,950 shares of common stock (approximately 6% of the outstanding shares of common stock as of January 13, 2004) have indicated that they will vote all of their shares in favor of the proposal.

      Our board of directors believes that the plan of liquidation is in the best interests of our stockholders and recommends a vote for this proposal. It is intended that shares represented by the enclosed form of proxy will be voted IN FAVOR of this proposal unless otherwise specified in such proxy.

Selected Consolidated Financial and Operating Data

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Statement of Operations Data
Total revenues	$5,244	$10,514	$37,429	$15,330	$4,497
Net loss	(16,734)	(123,798)	(53,547)	(12,039)	(4,968)
Basic and diluted net loss per share	(0.61)	(4.59)	(2.12)	(0.78)	(1.40)
Balance Sheet Data
Cash, cash equivalents and short-term investments	62,959	73,605	68,880	36,854	972
Total assets	65,796	88,878	211,834	58,748	5,637
Long-term liabilities, net of current portion	510	577	1,951	707	538
Redeemable preferred stock	—	—	—	—	650
Total stockholders’ equity	$58,342	$75,407	$198,518	$48,388	$421

      During the years 1998 through 2002, the Company did not pay any cash dividends and, in 2003, paid only the special cash distribution of $1.50 per share to stockholders of record as of August 18, 2003.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2003, except as otherwise noted, by:

•	each person who is known by us to beneficially own more than five percent of the outstanding shares of common stock;

•	each of our directors and each executive officer; and

•	all of our directors and executive officers as a group.

      This information is based upon information received from or on behalf of the individuals or entities named below, except as otherwise noted.

      We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435. Except as indicated in the footnotes below, we believe, based on information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 28,145,338 shares of common stock outstanding as of the close of business on December 31, 2003. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2003, were deemed outstanding. These shares were not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

		Number of
Name and Address	Number of	Shares Subject
of Beneficial Owner	Shares	to Options(1)	Percent

S. Muoio & Co., LLC	3,885,487	—	13.81%
509 Madison Ave., Suite 406 New York, NY 10022
Austin W. Marxe, & David M. Greenhouse	2,680,000	—	9.52
153 East 53rd St., 51st Floor New York, NY 10022
John F. Kennedy	65,000	65,806	*
Ann L. Winblad	311,204	218,388	1.88
John T. Riedl(2)	915,704	32,903	3.37
William Lansing(3)	112,000	62,903	*
Thomas M. Donnelly	303,951	304,511	2.16
James S. Hanlon(4)	81,840	102,647	*
Teresa J. Dery	6,091	9,792	*
All directors and executive officers as a group (seven persons)	1,795,790	796,950	9.21%

*	Indicates less than 1% of the total number of outstanding shares of common stock.

(1)	Reflects the number of shares issuable upon the exercise of options exercisable within 60 days of December 31, 2003.

(2)	Includes 359,043 shares held by a revocable trust of which Mr. Reidl is sole trustee, 78,375 shares held in three irrevocable trusts of which Mr. Reidl and his spouse are the trustees and 463,286 shares held by a revocable trust of which Mr. Reidl’s spouse is the sole trustee.

(3)	Mr. Lansing resigned from the board of directors on August 22, 2003. His business address is ShopNBC, 6740 Shady Oak Road, Eden Prairie, MN 55344.

(4)	Includes 2,033 shares held jointly by Mr. Hanlon and his spouse and 1,107 shares held by Mr. Hanlon’s spouse. Mr. Hanlon’s employment with the Company was terminated on January 15, 2004.

OTHER MATTERS

Class Action Lawsuit

      On October 29, 2003, a class action lawsuit was filed against the Company, its current directors and unnamed defendants in the District Court, Fourth Judicial District, of the State of Minnesota, County of Hennepin captioned Don Blakstad, on Behalf of Himself and All others Similarly Situated, vs. Net Perceptions, Inc., John F. Kennedy, Ann L. Winblad, John T. Riedl and Does 1-25, inclusive, File No. 03-17820. The complaint alleges, among other things, that defendants breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing and seeks to enjoin the proposed liquidation of the Company and to recover reasonable attorneys’ and experts’ fees. To the extent, if any, that costs and expenses paid by the Company in connection with, or as a result of, this lawsuit are not reimbursed under the Company’s directors and officers liability insurance policy (which has a deductible of $250,000), such costs and expenses will reduce the ultimate amount paid to stockholders in connection with the liquidation. On January 5, 2004, the Company’s directors and officers liability insurance carrier advised the Company’s insurance broker in writing that costs and expenses attributable to the individual defendants in this lawsuit (and not those attributable to the Company), net of the deductible, are the only losses that would be covered by the insurance policy. The Company believes that, given the nature and substance of the claims in the lawsuit, all costs and expenses associated with the lawsuit, net of the deductible, are covered by the insurance policy.

      On November 24, 2003, defendants filed a motion to dismiss the lawsuit, and a motion to stay discovery pending resolution of the motion to dismiss. Defendants’ motion to dismiss seeks dismissal on one or both of two grounds: (i) that the lawsuit is derivative in nature, and that plaintiff was therefore required to, but did not, make demand on the Company’s board of directors; and (ii) that the complaint fails to state a claim. The court held a hearing on December 5, 2003, and held a second hearing on January 9, 2004. By order dated January 9, 2004, the court granted defendants’ motion to stay discovery. As of February 5, 2004, the court had not yet issued a ruling on defendants’ motion to dismiss. Defendants believe that the claims in the lawsuit are without merit and intend to continue to vigorously defend them.

Proxy Solicitation

      In addition to solicitation by mail, the directors and employees of the Company may solicit proxies from stockholders by telephone or other electronic means or in person. Any director or employee of the Company who solicits proxies will not receive additional compensation for such services.

Delivery of Proxy Materials and Annual Report to Households

      The SEC has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement.

      If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

      Beneficial owners who reside at a shared address at which a single copy of this proxy statement is delivered may obtain a separate proxy statement without charge by sending a written request to: Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435, Attention: Investor Relations, or by calling the Company at (952) 842-5000. The Company will promptly deliver a proxy statement upon request.

      Not all brokers, banks or other intermediaries may offer the opportunity to permit beneficial owners to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, bank or other intermediary directly. Alternately, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

Stockholder Proposals for the 2004 Annual Meeting of Stockholders if the Plan of Liquidation is Not Approved and Adopted

      We expect that our 2004 Annual Meeting of Stockholders will be held only if the plan of liquidation is not approved. Under the rules and regulations of the SEC, stockholder proposals intended to be presented in our proxy statement and form of proxy for our 2004 Annual Meeting of Stockholders, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at the principal executive offices of the Company no later than December 31, 2003, in order to be considered for inclusion in the Company’s proxy statement for that meeting and must otherwise satisfy the conditions established by the SEC.

      In accordance with our amended and restated bylaws, proposals of stockholders intended for presentation at the 2004 Annual Meeting of Stockholders (but not intended to be included in the Company’s proxy statement for that meeting) may be made by a stockholder of record who has given written notice of the proposal to the Secretary of the Company at our principal executive offices not earlier than January 30, 2004, and no later than February 29, 2004. The notice must contain information as specified in our amended and restated bylaws. Any such proposal received after February 29, 2004, will be considered untimely for purposes of Rule 14a-4(c)(1), and the proxies designated by the Company for such meeting will have discretionary authority to vote with respect to any such proposal.

      All notices of proposals by stockholders, whether or not intended for inclusion in Net Perceptions’ proxy materials, should be sent to Net Perceptions, Inc., 7700 France Avenue South, Edina, MN 55435, Attention: Secretary.

Where You Can Find More Information

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website located at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W. Washington DC 20549. You may obtain additional information on the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      Our annual report on Form 10-K for the year ended December 31, 2002, as amended, our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and our periodic reports on Form 8-K dated August 6, 2003, September 12, 2003, October 21, 2003 (Item 5 only), December 23, 2003 and December 31, 2003, respectively, are hereby incorporated herein by reference. Copies of the aforementioned report on Form 10-K and the report on Form 10-Q for the quarter ended September 30, 2003 are being furnished to stockholders along with this proxy statement.

      We encourage stockholders to attend the special meeting. Whether or not you plan to attend, we urge you to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

By Order of the Board of Directors

/s/ TERESA J. DERY

Teresa J. Dery
Secretary

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF
NET PERCEPTIONS, INC.

THIS PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION (THE “PLAN”) PROVIDES FOR THE COMPLETE LIQUIDATION AND DISSOLUTION OF NET PERCEPTIONS, INC., A DELAWARE CORPORATION (THE “CORPORATION”), IN ACCORDANCE WITH THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE “DGCL”) AND SECTION 331 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

      1. The board of directors of the Corporation (the “Board”) has adopted the Plan and shall call a meeting of the holders of the Corporation’s common stock to approve and adopt the Plan. Upon the approval and adoption of the Plan by the holders of a majority of the Corporation’s outstanding common stock entitled to vote on a dissolution pursuant to Section 275 of the DGCL (the date and time of such approval and adoption being referred to as the “Adoption Date”), the Plan shall constitute the approved and adopted Plan as of the Adoption Date.

      2. The Corporation shall be formally dissolved at the appropriate time in accordance with the DGCL.

      3. Pursuant to the Plan, the Corporation shall cease to be a going concern at the earliest practical date, and shall continue its activities thereafter merely for the purposes of preserving the value of its assets, winding up its affairs, paying its debts and distributing the balance of its assets to its stockholders.

      4. (a) The Corporation shall sell, exchange, transfer, lease, license or otherwise dispose of all of its property and assets, to the extent and at such time(s), for such consideration (which may consist in whole or in part of forgiveness of obligations of the Corporation, money or other property), and upon such other terms and conditions, as the Board deems expedient and in the best interests of the Corporation and its stockholders, without any further vote or action by the Corporation’s stockholders. Following adoption of the Plan by the Board, the Corporation shall be authorized to take appropriate actions with a view towards consummating as soon as possible one or more of the transactions referred to in this paragraph 4(a), in an effort to attain the highest value for its properties and assets and maximize value for the Corporation’s stockholders. The Corporation’s properties and assets may be sold, exchanged, transferred, leased, licensed or otherwise disposed of in bulk to one person or entity or to a small number of persons or entities or on a piecemeal basis to numerous persons or entities. The Corporation will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with this liquidation process. As part of the liquidation of its property and assets, the Corporation shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Corporation to the extent feasible and cost efficient.

      (b) Approval and adoption of the Plan by the Corporation’s stockholders shall constitute approval by the stockholders of any sale, exchange, transfer, lease, license or other disposition in liquidation of the property and assets of the Corporation, whether such sale, exchange, transfer, lease, license or other disposition occurs in one transaction or a series of transactions, and shall also constitute ratification of (i) all contracts and any related instruments for the sale, exchange, transfer, lease, license or other disposition of any of the Corporation’s property or assets which are conditioned on approval and adoption of the Plan by the Corporation’s stockholders and (ii) all actions previously or thereafter taken by any director, officer, employee or agent of the Corporation, including without limitation the incurrence and payment by the Corporation of related fees, costs and expenses, to facilitate or cause or permit the Corporation to enter into any such contract or other instrument.

      5. After the Adoption Date, the officers of the Corporation shall, at such time as the Board, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from Delaware taxing authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Corporation shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution in accordance with Sections 275(d) and 103 of the DGCL.

      6. (a)(i) the Corporation shall:

(A) pay, or make reasonable provision to pay, all claims and obligations, including all contingent, conditional, or unmatured contractual claims, and all expenses relating to the sale of the Corporation’s assets and the liquidation and dissolution of the Corporation (collectively, “Claims”) known to the Corporation;

(B) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Corporation which is the subject of a pending action, suit or proceeding to which the Corporation is a party; and

(C) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Corporation or that have not arisen but that, based on facts known to the Corporation, are likely to arise or to become known to the Corporation within 10 years after the date of dissolution of the Corporation.

Notwithstanding the foregoing, the Corporation will not be required to pay or make adequate provisions for any claims or other claims that are assumed by a buyer or buyers or other third party in connection with a sale, exchange, transfer, lease, license or other disposition of property or assets of the Corporation as contemplated by paragraph 4 above, if and to the extent that the Board or the trustee(s) of a Trust referred to in paragraph 7 below determines that such buyer, buyers or other third party is reasonably capable of satisfying such claims.

(ii) Claims shall be paid in full and any provisions required by subparagraphs 6(a)(i)(B) and 6(a)(i)(C) hereof shall be provided for in full if there are sufficient assets. If there are insufficient assets for the payment of Claims and the provisions referred to above, Claims and provisions shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefore.

(iii) Subject to paragraph 6(b) and paragraph 8 below, all assets of the Corporation remaining after payment of Claims and the making of the provisions required by subparagraphs 6(a)(i)(B) and 6(a)(i)(C) will be distributed pro rata to the Corporation’s stockholders in complete liquidation of the Corporation. Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board or the Trustees (as defined in paragraph 8 below), in their absolute discretion, may determine.

      (b) Without limitation of the foregoing provisions of this paragraph 6, if and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Corporation may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy actual, contingent or anticipated claims against the Corporation, including, without limitation, tax obligations, and all expenses of the sale of the Corporation’s property and assets, of the collection and defense of the Corporation’s property and assets, and the liquidation and dissolution provided for in the Plan.

      7. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing common stock as may be required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to paragraph 8 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Corporation, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Corporation.

      8. If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Corporation may at any time transfer to a liquidating trust (the “Trust”), for the benefit of the Corporation’s stockholders, any of the then remaining property and assets of the Corporation, including, if determined by the Board, all amounts in any Contingency Reserve. The Corporation and any officer thereof, as authorized by the Board, may appoint one or more corporations, partnerships or other persons or entities, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Corporation, to act as the initial trustee or trustees of the Trust (“Trustees”). The Trust, shall succeed to all right, title and interest of the Corporation of any kind and character with respect to such transferred property and assets and, to the extent of the property and assets so transferred, shall assume all of the liabilities and obligations of the Corporation, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. For the purposes of the Plan, any conveyance of property and assets to the Trust shall be deemed to be a distribution of property and assets by the Corporation to the stockholders, subject to such liabilities, followed by a contribution of such property and assets, subject to such liabilities, to the Trust in exchange for a pro rata interest therein. The Corporation, subject to this paragraph 8 and as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Approval and adoption of the Plan by the Corporation’s stockholders shall constitute the approval by the stockholders of such appointment, any such liquidating trust agreement and the transfer of property and assets by the Corporation to the Trust pursuant thereto.

      9. Any distributions to the Corporation’s stockholders pursuant to subparagraph 6(a)(iii) of the Plan shall be in complete redemption and cancellation of all of the outstanding common stock of the Corporation. No distribution of property or assets representing earned but unreported income will be made by the Corporation to its stockholders in the liquidation. No part of the consideration to be received by any stockholder of the Corporation pursuant to subparagraph 6(a)(iii) will be received by the stockholder as a creditor, employee, or in any other capacity other than that of a stockholder of the Corporation. Moreover, no property or assets will be retained or used to satisfy claims of any stockholders with respect to their stock. As a condition to such distributions to the Corporation’s stockholders, the Board or the Trustees, in their absolute discretion, may (but shall not be required to) require stockholders to surrender their certificates evidencing common stock to the Corporation, the Trustees, or an agent for cancellation. Under such circumstances, if a stockholder’s certificate for shares of common stock has been lost, stolen or destroyed, such stockholder may be required, as a condition to the disbursement of any distribution to such stockholder under the Plan, to furnish to the Corporation, the Trustees or an agent satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Corporation, such Trustees or such agent.

      10. The Corporation shall continue to indemnify its officers, directors, employees and agents in accordance with its amended and restated certificate of incorporation, amended and restated bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the adoption and implementation of the Plan and the winding up of the affairs of the Corporation. The Corporation’s obligation to indemnify such persons may be satisfied out of any cash of the Corporation on hand from time to time, any Contingency Reserve or out of property or assets transferred to the Trust, if any. The Board and the Trustees are authorized to obtain and maintain such directors and officers or other fiduciary liability insurance coverage as they determine to be appropriate in connection with the Plan and its implementation.

      11. In connection with and for the purposes of implementing the Plan, the Corporation may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Corporation in connection with the collection, sale, exchange, transfer, lease, license or other disposition of the Corporation’s property and assets and otherwise in connection with the implementation of the Plan.

      12. In connection with and for the purpose connection with and for the purpose of implementing and assuring completion of the Plan, the Corporation may, in the absolute discretion of the Board, pay the Corporation’s officers, directors, employees, agents and representatives, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options or in recognition of any extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with carrying out the Plan. Approval and adoption of the Plan by the Corporation’s stockholders shall constitute approval by the Corporation’s stockholders of the payment of any such compensation.

      13. Notwithstanding any approval and adoption of the Plan and the transactions contemplated hereby by the stockholders of the Corporation, the Board may modify, amend, or abandon the Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted under the DGCL; provided, however, that the Corporation will not amend or modify the Plan under circumstances that would require additional stockholder approval under the DGCL or the federal securities laws without complying with the DGCL or the federal securities laws, as applicable.

      14. The Board and the officers of the Corporation are authorized to approve changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of the Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and/or the officers of the Corporation deem necessary or desirable in order to carry out the provisions of the Plan and effect the complete liquidation and dissolution of the Corporation in accordance with the Code, the DGCL and other applicable law, rules or regulations including, without limitation, any instruments of dissolution or other documents, and any withdrawal of any qualification to conduct business in any state in which the Corporation is so qualified, as well as the preparation and filing of any tax returns.

ANNEX B

[Candlewood Partners, LLC LOGO]

A Merchant Bank Specializing in

ESOPs & Restructurings

December 30, 2003

Board of Directors

Net Perceptions, Inc.
7700 France Avenue South
Edina, Minnesota 55435

Members of the Board:

      You have requested our opinion as to the adequacy, from a financial point of view, to the holders of outstanding shares of common stock (other than Obsidian (as defined below) and any of its affiliates) (the “Stockholders”) of Net Perceptions, Inc., a Delaware corporation (the “Company”), of the exchange consideration described in the Form S-4 Registration Statement dated December 15, 2003, Schedule TO dated December 15, 2003, Amendment Nos. 1 and 2 to Schedule TO dated December 17, 2003 and December 23, 2003, respectively (such Schedule TO, as so amended, the “Schedule TO”), and Amendment No. 1 to the Form S-4 Registration Statement dated December 17, 2003, in each case filed by Obsidian Enterprises, Inc., a Delaware corporation (“Obsidian”), with the Securities and Exchange Commission (collectively, the “Exchange Offer Filings”). Pursuant to the terms and subject to the conditions set forth in the Exchange Offer Filings, Obsidian is offering (the “Exchange Offer”) to exchange two shares of its common stock (according to the Schedule TO, 1/25 of a share of Obsidian common stock after a 1-for-50 reverse stock split for holders of record of Obsidian common stock at January 23, 2004), par value $0.0001 per share, for each issued and outstanding share of the Company’s common stock (the “Exchange Consideration”). As described in the Exchange Offer Filings, if the Exchange Offer is completed, Obsidian intends to merge the Company with a wholly-owned subsidiary of Obsidian with the purpose of acquiring all of the shares of the Company not exchanged for the Exchange Consideration in the Exchange Offer (the “Merger”). The terms and conditions of the Exchange Offer and the Merger are more fully set forth in the Exchange Offer Filings.

      In the preparation of our opinion herein, we have examined: (a) the Exchange Offer Filings and certain related documents; (b) the Company’s preliminary proxy statement and related documents filed with the Securities and Exchange Commission on November 4, 2003, relating to the proposed plan of liquidation (the “Liquidation Documents”); (c) certain publicly available business and historical financial information relating to the Company, including the unaudited historical financial statements of the Company at September 30, 2003; (d) certain publicly available business and historical consolidated financial information relating to Obsidian, including the audited historical financial statements of Obsidian for the two years ended October 31, 2002, and the unaudited historical consolidated financial statements of Obsidian for the quarters ended July 31, 2003, April 30, 2003 and January 31, 2003, and any restatements thereto; (e) Obsidian’s definitive proxy statement for its 2003 annual meeting of shareholders, as filed with the Securities and Exchange Commission on November 4, 2003; (f) certain internal financial information of the Company, including projected expenses and receipts (the “Company Data”), prepared and provided to us by the senior management of the Company and not publicly available; (g) information regarding publicly available financial terms of certain other business combinations we deemed relevant; and (h) the financial position and operating results of Obsidian compared with those of certain other publicly traded companies we deemed relevant. We have also held discussions with members of the senior management of the Company, and with senior management of Obsidian and Obsidian’s strategic advisor, to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such other information, financial studies and analyses, and financial, economic and market criteria as we have deemed relevant.

      In rendering our opinion, except with respect to the assumptions provided by the Company in connection with our analysis of the expected financial results of implementing the Company’s contemplated plan of liquidation as described in the Liquidation Documents, which assumptions we determined to be reasonable, we have assumed and relied, without assuming any duty of independent verification, upon the accuracy and completeness of all the information examined or otherwise reviewed by, or discussed with, us for purposes of this opinion, including without limitation the Company Data. We have not made or been furnished with an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Obsidian. Without limitation of our own determination as to the reasonableness of the assumptions provided by the Company as described in the first sentence of this paragraph, we have been advised by the senior management of the Company that the Company Data examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, but without limitation of our own determination as to the reasonableness of the assumptions provided by the Company as described in the first sentence of this paragraph, that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us.

      Our opinion herein is based upon economic, market, financial and other conditions existing and as can be evaluated on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In rendering this opinion we did not analyze, and our opinion does not address, the relative merits of the Exchange Offer and/or the Merger as compared to any alternative business strategies that may be available to the Company or the effect of any alternative transaction on the Company and/or the Stockholders (other than the Company’s contemplated plan of liquidation described in the Liquidation Documents). We have relied as to all legal matters related to the Exchange Offer and the Merger on advice of counsel to the Company, and as to all tax matters related to the Exchange Offer and Merger on representations and other statements of the Company, without assuming any responsibility for independent verification or liability therefor, and have assumed that the Exchange Offer and the Merger, if consummated, will be consummated on the terms described in the Exchange Offer Filings, without any waiver, modification or amendment of any material terms, covenants or conditions thereof.

      We regularly undertake the valuation of investment securities in connection with private placements, business combinations, and similar transactions. We have acted as a financial advisor to the Company in connection with the Exchange Offer and the Merger and will receive a fee from the Company for our services and for rendering this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      This opinion and our related financial analyses were provided to the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Exchange Offer Filings. Our opinion is limited to the adequacy, from a financial point of view, to the Stockholders of the Exchange Consideration and we do not address the merits of any decision by the Stockholders to accept or reject the Exchange Offer or by the Board of Directors of the Company to recommend for or against the Exchange Offer or the Merger. This opinion does not constitute a recommendation to the Board of Directors of the Company as to what position, if any, it should take with respect to the Exchange Offer and/or the Merger or to any Stockholder as to whether such Stockholder should accept or reject the Exchange Offer or how such Stockholder should vote with respect to the Merger or any other matter. It is understood that this letter may not be disclosed, referred to or otherwise communicated to any third party (in whole or in part) for any purpose whatsoever without our prior written consent, provided, however, that it can be included as an attachment to a Schedule 14D-9 filed by the Company with the Securities Exchange Commission and described therein, which description must be approved by us.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Consideration is inadequate, from a financial point of view, to the Stockholders of the Company.

Very truly yours,

/s/ CANDLEWOOD PARTNERS, LLC

Candlewood Partners, LLC

SPECIAL MEETING OF STOCKHOLDERS

_______________, 2004

Net Perceptions, Inc. 7700 France Avenue South Edina, Minnesota 55435	Proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE NET PERCEPTIONS, INC. SPECIAL MEETING ON __________, 2004, OR ANY ADJOURNMENT(S) THEREOF.

The undersigned, having read the Notice of Special Meeting of Stockholders and Proxy Statement dated January [ ], 2004, receipt of which is hereby acknowledged, does hereby appoint and constitute Thomas M. Donnelly and Teresa J. Dery, and each or either of them, the proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Special Meeting of Stockholders of Net Perceptions, Inc. (the “Company”) to be held at the Company’s corporate headquarters, 7700 France Avenue South, Edina, Minnesota 55435, on __________, __________, 2004, at 10:00 a.m. CST and at any adjournment(s) thereof, with respect to all shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as directed on the reverse side of this card. If no direction is indicated, the aforesaid proxies, and each or either of them, or their duly appointed substitutes, are authorized to vote for the proposal to approve and adopt a plan of complete liquidation and dissolution of the Company. They are also authorized to vote in their discretion upon any other business that may properly come before the Special Meeting or any adjournment(s) thereof. This proxy revokes all prior proxies given by the undersigned.

(IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

See reverse for voting instructions

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Shareowner ServicesSM P.O. Box 64873, St. Paul, MN 55164-0873.

- Please detach here -

     The board of directors recommends a vote FOR the proposal.

1.	Proposal to approve and adopt a plan of complete liquidation and dissolution of the Company	FOR	AGAINST	ABSTAIN
		o	o	o

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE AFORESAID PROXIES, OR THEIR DULY APPOINTED SUBSTITUTE(S) AS AFORESAID, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

Address Change? Mark Box Indicate changes below:	o

Date

Signature(s) in Box

(if there are co-owners both must sign)

IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please return your card in the postage-paid envelope provided.